UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TUPPERWARE BRANDS CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is our pleasure to invite you to attend the annual meeting of shareholders of Tupperware Brands Corporation to be held on Wednesday, May 22, 2019, at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida 32827. The meeting will begin at 1:00 p.m.

Effective at our annual meeting of shareholders, Antonio Monteiro de Castro and David R. Parker, who have served Tupperware Brands Corporation as directors since 2010 and 1997, respectively, will be retiring from our Board of Directors. We thank Messrs. Monteiro de Castro and Parker for their service and express our appreciation for their dedication, contributions and leadership during their years with us.

The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to submit your proxy telephonically or electronically, as soon as possible so that your shares will be represented.

On behalf of the Board of Directors and Tupperware management, we thank you for your interest and support.

Sincerely,

Rick Goings	Tricia Stitzel
Executive Chairman	President & Chief Executive Officer

April 5, 2019

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2019 annual meeting of shareholders of Tupperware Brands Corporation will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida 32827, on Wednesday, May 22, 2019, at 1:00 p.m., to consider and vote upon:

1.	The election of the eleven nominees for director named in the attached proxy statement for a term expiring at the 2020 annual meeting of shareholders;

2.	An advisory vote to approve the Company’s executive compensation program;

3.	The proposal to approve the Tupperware Brands Corporation 2019 Incentive Plan;

4.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2019; and

5.	Such other business as may properly come before the meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the attached proxy statement.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or submit a proxy telephonically or electronically, as outlined in the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership, which will admit you to the meeting.

By order of the Board of Directors,

Karen M. Sheehan Executive Vice President, Chief Legal Officer and Secretary

April 5, 2019

As used in this proxy statement, the terms “we”, “us”, “our”, the “Company” or “Tupperware” refer to Tupperware Brands Corporation.

Proxy Summary

This summary highlights certain information in this proxy statement. As it is only a summary, please review the complete Tupperware Brands Corporation Proxy Statement and 2018 Annual Report before you vote.

2019 Annual Meeting Key Facts

Time and Date	Wednesday, May 22, 2019, at 1:00 p.m. EDT
Place	Hyatt Regency Orlando International Airport 9300 Jeff Fuqua Boulevard Orlando, Florida 32827
Record Date	Close of business on March 25, 2019
Voting	Shareholders on the record date are entitled to one vote per share on each matter to be voted upon at the Annual Meeting.
Admission

Attendance is offered to shareholders on the record date or their proxy holders only. We require a ticket for admission to the meeting. Please also bring proof of your common share ownership, such as a current brokerage statement, and photo identification.

How to Vote

Shareholders of record on the Record Date are entitled to vote in the following ways:

Call 1 (866) 883-3382 (toll free) in the United States or Canada	Visit www.proxypush.com/tup	Return a properly completed, signed and dated proxy card	Attend the Annual Meeting of Shareholders in person and vote your shares

Meeting Agenda Items

ITEM 1

ELECTION OF DIRECTORS

You are being asked to elect 11 directors, as set forth below, to hold office until the 2020 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

SUMMARY INFORMATION ABOUT OUR DIRECTOR NOMINEES

Additional information about our director nominees can be found under “Election of Directors” starting on page 5. Antonio Monteiro de Castro and David R. Parker, who have served as directors since 2010 and 1997, respectively, will not be running for re-election at the Annual Meeting.

	Catherine A. Bertini	Susan M. Cameron	Kriss Cloninger III	Meg Crofton	E.V. (Rick) Goings	Angel R. Martinez	Christopher D. O’Leary	Richard T. Riley	Joyce M. Roché	Patricia A. Stitzel	M. Anne Szostak
Experience, Skills, Expertise
CEO or COO (or comparable) of Public Company		✓	✓	✓	✓	✓	✓	✓	✓	✓
CEO or COO (or comparable) of Private Company or Organization	✓					✓		✓	✓		✓
Consumer Products or Services		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Direct Selling Industry			✓		✓				✓	✓
Purpose-Driven Brand	✓			✓	✓				✓	✓
International Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Sales and Marketing		✓		✓	✓	✓	✓	✓	✓	✓	✓
Financial Expertise			✓				✓	✓			✓
Private Investments	✓		✓			✓	✓	✓			✓
Other Public Company Board Member		✓	✓	✓	✓	✓	✓	✓	✓		✓
Philanthropy and Community Service	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Academia	✓
Demographic Background
Gender
Female	F	F		F					F	F	F
Male			M		M	M	M	M
Race, Ethnicity (optional reporting)
African American/ Black									✓
Asian, Hawaiian or Pacific Islander
White/Caucasian	✓	✓	✓	✓	✓		✓	✓		✓	✓
Hispanic/Latino						✓
Native American
Other
Did not wish to identify

ITEM 1 RECOMMENDATION: OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL ELEVEN DIRECTOR NOMINEES

ITEM 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM (SAY ON PAY)

You are being asked to approve, on an advisory basis, our executive officer compensation program as described in the Compensation Discussion and Analysis and the executive compensation tables and accompanying narrative disclosure, as provided starting on page 21 of this proxy statement. We believe that our program incentivizes and rewards our leadership for increasing shareholder value and aligns the interests of our leadership with those of our shareholders on an annual and long-term basis.

In May 2018, the Company appointed Patricia A. Stitzel to the position of President and Chief Executive Officer, and the shareholders elected her to our Board. The direct compensation package for Ms. Stitzel, as described in the “Elements of Officer Direct Compensation” section starting on page 28 below, increased her base salary from $550,000 to $850,000, her Annual Incentive Program (“AIP”) target bonus percentage from 80% to 105% (note that it was further increased to 115% in February 2019) and her 2018 stock grant fair value from $900,000 to $2,500,000. As part of this executive transition, E.V. (Rick) Goings retired as Chief Executive Officer and was appointed as the Company’s Executive Chairman. In recognition of his reduced involvement in the day-to-day activities of the business following the transition, the Board reduced Mr. Goings’ direct compensation package through decreases of his base salary from $1,000,000 to $500,000, his AIP target bonus from 115% to 100% and his stock grant fair value from $5,000,000 to $2,000,000.

With respect to 2019 compensation practices, the Company made several important changes, including the addition of a local currency sales growth measure to our Annual Incentive Award program, with a tripwire whereby no award will be paid based on sales performance unless at least threshold performance is met under the program’s income measure. In addition, changes were made to the November 2018 annual stock-based incentive program grants, from a previously weighted mix of 45% stock options and 55% performance shares to 25% stock options, 25% restricted stock units and 50% performance shares. Also, the Company decided to shift the timing of the grants of both elements of the 2019 – 2021 performance share awards (relative total shareholder return (“rTSR”) and earnings per share (“EPS”)) to February 2019, and to shift the timing of all elements of annual equity grants going forward from November to February, beginning with February 2020.

ITEM 2 RECOMMENDATION: OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ITEM 3

APPROVE THE TUPPERWARE BRANDS CORPORATION 2019 INCENTIVE PLAN

We are seeking approval of the Tupperware Brands Corporation 2019 Incentive Plan (the “2019 Plan”), to authorize 850,000 additional shares (which is 2.65 million fewer shares than approved by the shareholders in May 2016 under our existing 2016 Incentive Plan). After rolling over the shares outstanding under our existing 2016 Plan of approximately 1.73 million shares, this would bring the total authorized shares for use under the 2019 Plan to approximately 2.58 million shares. Based on a review of prevalent equity compensation practices, the Compensation & Management Development Committee of our Board decided to request a smaller quantity of shares and return to the shareholders more frequently, rather than requesting a larger quantity less frequently.

The 2019 Plan was largely based on the 2016 Incentive Plan, but with modifications to delete provisions specifically included to comply with the historical performance-based compensation exemption under Section 162(m) of the Internal Revenue Code and other administrative changes such as (i) deleting the fungible share ratio for deducting shares subject to equity awards granted under the 2019 Plan from the authorized share pool, (ii) expanding the ability of the Compensation & Management Development Committee of our Board to provide for continued or accelerated vesting of equity awards in connection with terminations of employment, and (iii) requiring that all dividends and dividend equivalents be subject to the same vesting conditions as the underlying equity awards.

ITEM 3 RECOMMENDATION: OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE TUPPERWARE BRANDS CORPORATION 2019 INCENTIVE PLAN.

ITEM 4

RATIFY APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

You are being asked to ratify our Audit, Finance and Corporate Responsibility Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2019. PwC has been our auditor since 1995. The fees paid to PwC for fiscal years 2018 and 2017 are detailed on page 60 below. One or more representatives of PwC will be present at the 2019 annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

ITEM 4 RECOMMENDATION: OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.

General Information

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Tupperware Brands Corporation (the “Company”) of proxies to be voted at the 2019 annual meeting of shareholders of the Company (the “2019 annual meeting”) to be held on May 22, 2019 at 1:00 p.m., and at any adjournment or postponement thereof. The 2019 annual meeting will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida 32827. A notice regarding the availability of proxy materials for the 2019 annual meeting is being mailed to shareholders on or about April 5, 2019.

Voting at the Meeting

The Board has fixed the close of business on March 25, 2019 as the record date for determining shareholders entitled to vote at the 2019 annual meeting. On that date there were outstanding 48,733,512 shares of the Company’s common stock, each of which is entitled to one vote. A majority of the shares outstanding and entitled to vote at the 2019 annual meeting will constitute a quorum for the transaction of business. In this regard, abstentions and “broker non-votes” will be included in the number of shareholders present at the 2019 annual meeting for purposes of determining the presence of a quorum.

Shares for which there is a properly executed proxy will be voted in accordance with the instructions indicated. If no instructions are indicated in a properly executed proxy, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the 2019 annual meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the 2019 annual meeting. The Company has appointed an officer of Equiniti Trust Company, transfer agent for the Company, as the independent inspector of election to act at the 2019 annual meeting.

For all matters to be voted upon by shareholders at the 2019 annual meeting, the Company’s Amended and Restated By-Laws (the “By-Laws”) require the affirmative vote of a majority of the votes cast at the 2019 annual meeting. Other than with respect to Proposal 3 (the approval of the Tupperware Brands Corporation 2019 Incentive Plan), abstentions are not treated as votes cast and will not have any impact on the outcome of any of the matters to be voted upon by shareholders at the 2019 annual meeting. However, with respect to Proposal 3, per the New York Stock Exchange Listed Company Manual, abstentions will be treated as “votes cast” and an abstention will have the same effect as a vote “against” Proposal 3 for purposes of determining whether Proposal 3 has been approved.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on a non-routine matter. In the absence of such instructions, the broker may not vote the shares on such matters, and such a situation is referred to as a “broker non-vote.” The voting items regarding the election of directors, the advisory vote regarding the Company’s executive compensation program and the approval of the Tupperware Brands Corporation 2019 Incentive Plan require a beneficial owner’s instructions to a broker. Broker non-votes are not treated as votes cast for purposes of these items and will not have any impact on the outcome. The voting item to ratify the appointment of the independent registered public accounting firm is the only routine matter on which brokers who are registered shareholders owning shares on behalf of beneficial owners are permitted under stock exchange rules to cast a vote without instructions of beneficial owners.

1.    Election of Directors

Board of Directors—Nominees for Election

As previously announced, on January 25, 2019, the Board increased the number of directors of the Company from twelve to thirteen, and elected Christopher D. O’Leary to serve as a director, effective immediately. The Company’s Board is currently comprised of thirteen directors. All of the current directors are standing for re-election at the 2019 annual meeting, with the exceptions of Antonio Monteiro de Castro and David. R. Parker, each of whom will be retiring from the Board at the 2019 annual meeting at the end of his current term. The Company thanks Messrs. Monteiro de Castro and Parker for their service on the Board. The Board has approved a resolution so that, following the 2019 annual meeting, the size of the Board will be reduced from thirteen to eleven members.

The nominees for election as directors for the new term are those persons named in this proxy statement: Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger III, Meg Crofton, E.V. (Rick) Goings, Angel R. Martinez, Christopher D. O’Leary, Richard T. Riley, Joyce M. Roché, Patricia A. Stitzel and M. Anne Szostak. Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” on page 61 below.

The following is information concerning the nominees for election, each of whom has a current term expiring at the 2019 annual meeting. The nominations are for a term expiring at the annual meeting of shareholders in 2020 and until a successor is duly elected and qualified or until his or her earlier resignation or removal. Information regarding some of the experience, qualifications, attributes and/or skills that led to the conclusion that the nominee should serve as a director is included within each person’s biographical information.

CATHERINE A. BERTINI

Chair of the Global Alliance for Improved Nutrition (GAIN) since January 2019, Fellow at The Rockefeller Foundation since October 2017, and Distinguished Fellow at The Chicago Council on Global Affairs since June 2008. She is also a Professor Emeritus of the Maxwell School of Citizenship and Public Affairs at Syracuse University, where she was a Professor from August 2005 until August 2017. Ms. Bertini has extensive experience in dealings with international organizations, including having served as an Under Secretary General of the United Nations, in which role she was responsible for leading an organization with a $2 billion budget and operations in over 80 countries. Age: 69. First elected: 2005.

SUSAN M. CAMERON

Retired Chairman and Chief Executive Officer of Reynolds American Inc., a publicly-traded tobacco company, where she served as its Non-Executive Chairman from May 2017 to July 2017, its Executive Chairman from January 2017 to May 2017, and its President and Chief Executive Officer and member of the board of directors from 2014 to December 2016 and 2004 to 2011. Ms. Cameron also serves on the board of nVent Electric plc. She previously served, within the past five years, on the board of R.R. Donnelley & Sons Company. Ms. Cameron has considerable experience as a chief executive officer of a public company and in the marketing function for international, name-brand consumer products companies, in addition to having served on boards of other public companies. Age: 60. First elected: 2011.

KRISS CLONINGER III

Retired President of Aflac Incorporated, an insurance and financial services firm, effective December 31, 2017. He currently serves as a consultant to Aflac, where he served in various leadership roles since 1992, including as President and member of the board of directors from 2001 to December 2017, and as Chief Financial Officer from 1992 until July 2015. Mr. Cloninger currently serves on the board of Total System Services, Inc. He has extensive experience as a senior executive officer of a public company with a distribution channel that is comparable to the Company’s and possesses financial expertise, in addition to having served on boards of other public companies. He also possesses substantial international business experience. Age: 71. First elected: 2003.

MEG CROFTON

Retired President, Walt Disney Parks & Resorts Operations, U.S. & France for The Walt Disney Company, a diversified worldwide entertainment company, a position she held from 2011 to 2015. Ms. Crofton also served as President, Walt Disney World Resort, from 2006 to 2013, and previously in various positions of increasing responsibility for The Walt Disney Company since 1977. She currently serves on the boards of Cracker Barrel Old Country Stores, Inc. and HCA Healthcare, Inc. Ms. Crofton has extensive experience in diversified operations, staff and executive roles with a highly respected global brand, in addition to having served on boards of other public companies. Age: 65. First elected: 2016.

E.V. (RICK) GOINGS

Executive Chairman of the Company since May 2018, after serving as its Chairman and Chief Executive Officer since October 1997. Mr. Goings will retire from his employment with the Company on May 22, 2019, the date of the 2019 annual meeting, and has received a waiver by the Nominating and Governance Committee of the Board of the retirement policy for inside directors to allow his nomination as a director for the coming term. Mr. Goings has decades of business experience and considerable skills in senior management at corporate and business unit levels with publicly-owned direct-to-consumer marketers of name brand consumer products, including beauty products, on a global basis, in addition to having served on boards of other public companies. Age: 73. First elected: 1996.

ANGEL R. MARTINEZ

Retired Chairman and Chief Executive Officer of Deckers Outdoor Corporation, a publicly-traded outdoor footwear manufacturer, where he served as Chairman of the board from May 2008 until September 2017 and Chief Executive Officer from April 2005 until May 2016. He currently serves on the board of Korn Ferry. Mr. Martinez has considerable experience as a board chair of a public company, a chief executive officer of a public company, and in the marketing function for name brand consumer products companies, in addition to having served on boards of other public companies. Age: 63. First elected: 1998.

CHRISTOPHER D. O’LEARY

Partner, Twin Ridge Capital Management, a private investment firm, since September 2018. Mr. O’Leary is the former Executive Vice President and Chief Operating Officer, International for General Mills, Inc., a publicly-traded food company, from 2006 to 2016 after serving in various positions of increasing responsibility since 1997. He previously spent 16 years at PepsiCo, Inc., a publicly-traded multinational food and beverage corporation, where he held numerous roles, culminating in Chief Executive Officer and President of Hostess, Frito-Lay, Inc. Mr. O’Leary currently serves on the board of Telephone and Data Systems, Inc. and he previously served, within the past five years, on the board of Newell Rubbermaid, Inc. (now Newell Brands, Inc.). He has extensive executive experience with public companies with highly-respected global brands, and brings more than 37 years of consumer products industry experience, in addition to having served on boards of other public companies. Mr. O’Leary was identified as a director nominee through a formal search process led by Heidrick & Struggles International, Inc. Age: 59. First elected: January 2019.

RICHARD T. RILEY

Retired Chairman and Chief Executive Officer of LoJack Corporation (“LoJack”), a publicly-traded provider of tracking and recovery systems. He served as Chairman of the board of LoJack from November 2006 to May 2012; Chief Executive Officer from November 2006 to February 2008 and again from May 2010 to November 2011; and President, Chief Operating Officer and a director from February 2005 through November 2006 and again from May 2010 to November 2011. Mr. Riley also serves on the board of Dorman Products, Inc. Mr. Riley also served, within the past five years, as a member of the board of Cimpress, N.V., including as Chairman of the board from August 2009 to November 2018. Mr. Riley has extensive experience in leading companies as a chief executive officer and board member. Age: 62. First elected: 2015.

JOYCE M. ROCHÉ

Author and retired President and Chief Executive Officer of Girls, Inc., a national non-profit youth organization whose purpose is to inspire girls to be strong, smart and bold, a position she held from 2000 to 2010. Ms. Roché currently serves as a director of AT&T Inc. and Macy’s, Inc. Ms. Roché previously served, within the past five years, on the board of Dr. Pepper Snapple Group. Ms. Roché has considerable experience as a chief operating officer of a public company and in the marketing function for a large direct-to-consumer beauty products company, in addition to having served on boards of other public companies. Age: 72. First elected: 1998.

PATRICIA A. STITZEL

President and Chief Executive Officer of the Company since May 2018, after serving as President and Chief Operating Officer since October 2016. Ms. Stitzel has held several positions of increasing responsibility with the Company since 1997, including Group President, Americas since January 2014, Senior Area Vice President, Central Europe since March 2013, and an Area Vice President covering Europe, Middle East and Africa since June 2010, and Nutrimetics Europe since November 2008. Ms. Stitzel began her career with the Company in human resources, including as the Vice President, Human Resources for Tupperware Europe, Africa, Middle East, Worldwide Operations, and North America at various times since 1998. Ms. Stitzel has extensive experience and knowledge of the Company’s operations from her tenure at the Company and her experience as Chief Executive Officer. Age: 53. First elected: 2018.

M. ANNE SZOSTAK

Retired executive officer with Fleet/Boston Financial Group (now Bank of America), a diversified financial services company, with 31 years of service, including as Chairman and Chief Executive Officer of Fleet Bank-Rhode Island from 2001 to 2003, Chairman, President and Chief Executive Officer of Fleet-Maine from 1991 to 1994, and Corporate Executive Vice President and Chief Human Resources Officer of FleetBoston Financial Group from 1998 to 2004. After her retirement, Ms. Szostak founded Szostak Partners, an executive coaching and human resources consulting firm, and as President of Szostak Partners, she provides strategic advice and counsel to clients. Ms. Szostak currently serves as a director of IDEXX Laboratories, Inc. She previously served on the board of directors of Dr Pepper Snapple Group, Inc., within the past five years. Ms. Szostak has extensive experience in executive leadership positions in a large public company and in executive compensation and human resources, in addition to having completed several executive education programs at Harvard Business School and having served on boards of other public companies. Age: 68. First elected: 2000.

Vote Required and Resignation Policy

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in his or her election, which means that he or she will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is duly elected and qualified or until his or her earlier resignation or removal. The Company’s By-Laws specify that a director who is not re-elected by the required majority vote shall promptly tender his or her resignation to the Board, which may be conditioned on acceptance by the Board. If a resignation is so conditioned on acceptance by the Board, the Nominating and Governance Committee shall make a recommendation to the Board on whether to accept or reject such resignation, or whether other action should be taken. The Board shall act on such resignation, taking into account the recommendation of the Nominating and Governance Committee, and shall publicly disclose its decision and the reasons for it within 90 days from the date the inspector or inspectors of election certify the results of the applicable election. The director who tenders his or her resignation shall not participate in the decisions of the Nominating and Governance Committee or the Board that concern such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD.

Board Committees

Board Member	Audit, Finance & Corporate Responsibility	Nominating & Governance	Compensation & Management Development	Executive	Capital Allocation Sub- Committee
E.V. (Rick) Goings (C)
Catherine A. Bertini (I)
Susan M. Cameron (I, P)
Kriss Cloninger III (F, I)
Meg Crofton (I)
Angel R. Martinez (I)
Antonio Monteiro de Castro (F, I)
Christopher D. O’Leary (F, I)
David R. Parker (F, I)
Richard T. Riley (F, I)
Joyce M. Roché (I)
Patricia A. Stitzel
M. Anne Szostak (F, I)

(C) Chairman of the Board	Committee Chairperson

(F) Financial Expert	Committee Member

(I) Independent Director
(P) Presiding Director

Audit, Finance and Corporate Responsibility Committee

The Audit, Finance and Corporate Responsibility Committee (the “Audit Committee”), which held eight meetings in 2018, reviews the scope and results of the audit by the independent registered public accounting firm (“independent auditors”), evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Audit Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems, internal audit function, accounting policies and the Company’s general compliance with laws and regulations, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”). It also oversees, reviews and makes recommendations to the Board concerning the Company’s code of conduct, its financial structure and financing needs and activities, its cybersecurity risk program, and makes determinations regarding related party transactions, if any. The current members of the Audit Committee are Mr. Monteiro de Castro (Chairperson), Mses. Bertini, Roché and Szostak and Messrs. O’Leary and Riley. All such members are both independent and financially literate in accordance with New York Stock Exchange listing standards and SEC requirements, and the Board has determined that four members of the Audit Committee (Messrs. Monteiro de Castro, O’Leary and Riley and Ms. Szostak) and two additional directors (Messrs. Cloninger and Parker) are audit committee financial experts, as defined by applicable rules. None of the members of the Audit Committee serve on more than three audit committees (including the Company’s).

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating Committee”), which held three meetings in 2018, identifies and reviews qualifications of, and recommends to the Board, candidates for election as directors of the Company, acts on other matters pertaining to Board membership, and establishes the Company’s corporate governance provisions. The Nominating Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board based on the facts and circumstances of the Company. Once such criteria have been determined, the Nominating Committee conducts a search for qualified candidates, which may include the use of third-party search firms or solicitations of nominee suggestions from management or the non-employee members of the Board. The Nominating Committee’s current criteria for consideration of any new candidate for selection include, among others, experience in leading a consumer products business or an international business or organization and experience with technology and digital marketing. After compiling background material on potential nominee candidates, management provides an analysis against Nominating Committee-established criteria, and promising candidates are interviewed by the chairperson of the Nominating Committee, by management and, if appropriate, by other independent directors. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, independence and financial literacy. If a third-party search firm is paid a fee for a search, it identifies potential candidates, meets with appropriate members of the Nominating Committee and management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Nominating Committee. Any shareholder who desires to propose to the Nominating Committee a candidate for Board membership should send to the attention of the Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Nominating Committee using the same criteria used to evaluate other director candidates. The Nominating Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board in regard thereto. The Nominating Committee also determines compensation of non-employee directors of the Company. No aspect of this determination is delegated to management, although the Nominating Committee does request the recommendation of the Company’s Chief Executive Officer. The Nominating Committee is authorized to engage directly a compensation consultant to make recommendations regarding director compensation. The current members of the Nominating Committee are Ms. Cameron (Chairperson), Ms. Roché and Messrs. Cloninger, Martinez, Monteiro de Castro and Parker. All such members are independent in accordance with New York Stock Exchange listing standards.

Compensation and Management Development Committee

The Compensation and Management Development Committee (the “Compensation Committee”), which held six meetings in 2018, makes compensation recommendations to the Board for the Company’s executive management, including the Chief Executive Officer (sometimes referred to herein as the “CEO”). It also directs the administration of and makes various determinations under management incentive plans, approves the compensation discussion and analysis section in the Company’s proxy statement, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, and ensures that the Company has a system of developing and evaluating key executives for management succession purposes. Finally, the Compensation Committee assures the establishment and operation of a development system for management succession and for assuring a focus on diversity and inclusion in the workplace. The Compensation Committee establishes the executive compensation objectives of the Company and administers the Company’s compensation program within the context of those objectives, taking into consideration issues of risk-taking in connection with compensation. The Compensation Committee approves salary and incentive structures for senior management in general terms. It also specifically approves compensation, including salaries and incentive programs, for those executive officers who are “officers” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including each of the named executive officers, and recommends such compensation for approval by the independent members of the Board. While the Compensation Committee may specifically set the compensation program for any key executive below the level of executive officer, as a general matter it delegates this role to executive management. The Company’s CEO and chief human resources officer (“CHRO”) recommend all executive officer-level compensation actions, except that the CEO is not involved in any recommendation or approval concerning her own compensation. The CEO’s compensation is recommended by the Compensation Committee after consultation with its compensation consultant, which it directly engages as authorized by its charter. The Compensation Committee also has a standing Stock Award Committee that was established in May 2016 to delegate to the Company’s CEO and CHRO the authority to award equity to select non-executive officer employees for critical retention, promotion or new hire purposes. The current members of the Compensation Committee are Mr. Cloninger (Chairperson), Mses. Cameron and Crofton and Messrs. Martinez and Parker. All such members are independent in accordance with New York Stock Exchange listing standards.

In 2018, the Compensation Committee engaged two compensation consultants, Aon Hewitt from January through August and Meridian Compensation Partners beginning in August. These consultants provided a variety of executive compensation consulting services, including evaluation and review of compensation trends, regulations, management’s recommendations regarding compensation levels and plan design, incentive plan performance target practices, incentive program design related to material risk-taking, recommendations on proper governance processes with respect to executive compensation and the provision of accurate and timely data for decision-making by the Compensation Committee. The Compensation Committee has engaged Meridian to provide similar services in 2019. The total fees for such services by both consultants in 2018 were $241,509. The Company also engaged the parent company of Aon Hewitt, Aon Plc (“Aon”), to provide services unrelated to executive compensation consulting to the Company during 2018. The additional services were recommended by management and approved by the Compensation Committee, and consisted of consulting on a variety of health and welfare benefit matters. The total fees for such additional services in 2018 were approximately $105,000. The Compensation Committee considered SEC rules and New York Stock Exchange listing standards when assessing the independence of its consultants, and concluded that both were independent under such guidelines, and that the other work performed by Aon during 2018 did not affect its independence. Among the factors considered in the independence analysis for both compensation consultants were the scope of compensation and additional services provided to the Company, the total fees for related and unrelated services paid to the consultant as a percentage of its total annual revenue, the policies and procedures of the consultant related to preventing conflicts of interest, and the fact that no business or personal relationships exist between the consultants and the Compensation Committee or management and that no stock of the Company is owned by the consultants performing work for the Compensation Committee.

Capital Allocation Sub-Committee

The Capital Allocation Sub-Committee, which held one meeting in 2018, was created by the Board in 2018 to review the Company’s capital allocation approach and current and future needs. The current members of the Capital Allocation Sub-Committee are Messrs. Goings (Chairperson), Mses. Cameron and Stitzel, and Messrs. Cloninger, Monteiro de Castro and Parker.

Executive Committee

The Executive Committee, which did not meet in 2018, has most of the powers of the Board and can act when the Board is not in session. The current members of the Executive Committee are Messrs. Goings (Chairperson), Cloninger, Monteiro de Castro and Parker, and Mses. Cameron and Stitzel.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were five Board meetings held in 2018. No incumbent director attended fewer than 90 percent of the aggregate number of meetings of the Board and committees on which such director served that were held during the period that such director served as a director or committee member. The Company’s corporate governance principles provide that directors should be available to attend scheduled and special Board and committee meetings, as well as the annual meeting of shareholders, on a consistent basis and in person. All of the Board’s directors, who were directors at the time, attended the annual meeting of shareholders in 2018.

Corporate Governance

The Board has established corporate governance principles, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for each of its three standing primary committees: Audit Committee, Nominating Committee, and Compensation Committee. These documents may be found on the Company’s website (www.tupperwarebrands.com) by clicking on “Investors,” selecting the “Corporate Governance” tab and then selecting “Governance Documents”. The code of conduct and code of ethics apply to the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. The Company will, to the extent required by law or regulation, disclose on its website waivers of, or amendments to, its code of conduct or code of ethics, if and when there are any.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers (the heads of its Finance, Law, Human Resources and Internal Audit functions) or with the non-employee members of the Company’s Board. Communications from interested parties to non-employee directors are routed to the chairperson of the Audit Committee, who then determines whether such communication shall be distributed to all non-employee directors, makes such distribution if so determined, and oversees the reaction to such communications by the Board, if appropriate. Instructions regarding the various means to communicate with the Company’s compliance officers and the non-employee members of the

Company’s Board are located on the Company’s website (www.tupperwarebrands.com). The Board invites interested parties, including shareholders, to contact the Board or any of its individual members, including the Presiding Director, on any topic of interest through the online form available on the Company’s website (www.tupperwarebrands.com) in the Investors section under the Board of Directors tab on the Corporate Governance page, or in writing to the Board, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802, USA. These avenues of communication are important in facilitating direct engagement with investors and other interested parties, and may be confidential and, if desired, anonymous. Communication may also be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to +1-770-582-5215 from all other locations. The hotline is staffed by multi-lingual professionals through an independent company.

Each regularly-scheduled in-person meeting (and certain telephonic meetings) of the Board includes an executive session of non-employee members of the Board. The Presiding Director, Susan M. Cameron, acts as the chairperson of the executive sessions of the non-employee members of the Board. See the heading “Board Leadership Structure” below for more information.

The Board has affirmatively determined that each of the following non-employee members of the Board who served during 2018 and year to date in 2019 (and each entity with which such person is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and that each such member is independent, in accordance with New York Stock Exchange listing standards: Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger III, Meg Crofton, Angel R. Martinez, Antonio Monteiro de Castro, Christopher D. O’Leary, David R. Parker, Richard T. Riley, Joyce M. Roché and M. Anne Szostak.

The Board maintains a retirement policy that applies to all directors. Non-employee directors who first joined the Board after May 8, 2015 shall retire from the Board upon the date of the annual meeting of shareholders following their attainment of age seventy-two (72). Non-employee directors who first joined the Board prior to such date shall retire from the Board upon the date of the annual meeting of shareholders following their attainment of age seventy-five (75). Employee directors shall retire from the Board upon the earlier of the date of their retirement or termination from employment with the Company, or at the end of the month in which their sixty-fifth birthday occurs. Notwithstanding the foregoing, the Nominating Committee may waive the retirement policy and recommend the re-election or continuance in office of any director. In addition, executive officers shall retire at the end of the month in which their sixty-fifth birthday occurs, unless the Board requests such executive officer remains in office beyond such date. In November 2018, the Nominating Committee waived the employee director retirement policy for Mr. Goings, permitting him to be nominated for election as a director for the May 2019 to 2020 term. Mr. Goings is retiring from his employment position on May 22, 2019, following the annual meeting of shareholders.

Diversity

The Board values diversity as a factor in selecting members to nominate to serve on the Board, and believes that the diversity that exists in its composition provides significant benefit to the Company. Although there is no specific policy on diversity, the Nominating Committee takes various considerations into account in its selection criteria for new directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international experience, among others. For example, consistent with the value placed on gender diversity by the Board, nearly 50% of the Company’s current directors (and over 50% of the director nominees) are women. See the “Summary Information about our Director Nominees” chart included in the Proxy Summary section above for more information.

Strategy and Risk Oversight

The Board participates actively in the development and approval of corporate and business strategy, both through regularly scheduled meetings, and throughout the year through ad hoc, direct and robust interaction with Company management. These discussions focus on the areas of greatest strategic importance to the Company, including but not limited to: global business model transformation planning, geographic expansion, new product introductions, brand enhancement, capital structure, and talent acquisition and management.

The Board also takes very seriously its involvement in risk oversight, which involves the Audit Committee, the Compensation Committee and the full Board. The Audit Committee receives materials from management on a quarterly basis to address the identification and status of major risks to the Company, including steps to mitigate risk. Enterprise risk management is a standing agenda item at each of its meetings. The Audit Committee also reviews the

Company’s enterprise risk management process for the identification of and response to major risks. The Compensation Committee reviews compensation structures and programs to evaluate whether they encourage excessive risk taking for compensation purposes that could result in material adverse effects upon the Company. At each in-person, regularly scheduled meeting of the full Board, the major risks are identified to Board members, and the Chairman of the Audit Committee reports on the activities of that committee, including regarding risks. In addition, on an annual basis, the full Board receives a presentation by management regarding the enterprise risk management process, currently identified risks and associated responses to those risks. This process addresses all categories of risks facing the Company, including but not limited to: business strategy, transformation and change management, talent management, reputational risks, financial reporting and controls, tax and treasury, legal, regulatory and compliance issues and operations issues including supply chain, product development and cybersecurity.

Board Leadership Structure

The Board annually evaluates its leadership structure, including whether the same individual should serve both as Chairman of the Board and Chief Executive Officer. If the same individual serves as both Chairman and CEO, or if the Chairman is otherwise not independent, the Board will select an independent Presiding Director. In May 2018, Ms. Stitzel was elected President and CEO and Mr. Goings retired as CEO, but continued as Executive Chairman. The Board determined it was in the best interest of the Company to separate the roles of Chairman and CEO at that time to provide for continuity of Board leadership during the transition, and enable Ms. Stitzel to focus on operating and managing the Company in her new role as President and CEO. As CEO, Ms. Stitzel reports to the Board and, as a director, she participates in all Board meetings.

As neither the Executive Chairman nor the CEO is independent, the Board has an independent Presiding Director, presently Susan M. Cameron, to provide effective leadership and representation for the independent directors. The duties of the Presiding Director include presiding at meetings of the independent directors, serving as liaison between the Board, the Executive Chairman and the CEO, approving schedules, agendas and materials sent to the Board, oversight of the Board and CEO evaluation processes, and coordination of the director candidate interview process. She also advises the Executive Chairman and the CEO on the quality, quantity and timeliness of management information provided to the Board, and makes recommendations on Board committee membership, chairs and rotation. She has the authority to call meetings of the independent directors, including if requested by major shareholders of the Company, and may be available for consultation and direct communication with such shareholders.

This leadership structure, as evidenced by the feedback of directors, provides for a highly-conducive atmosphere for directors to exercise their responsibilities and fiduciary duties, and to enjoy adequate opportunities to thoroughly deliberate matters before the Board and to make informed and independent decisions. The Board will continue to evaluate its leadership structure and will determine whether continuing to separate the roles of Chairman and CEO is in the best interest of the Company and its shareholders based on circumstances existing at the time.

Environmental, Social and Governance Highlights

Key Corporate Governance Features

Board Independence and Expertise	✓	All directors are independent other than our Executive Chairman and CEO
	✓	Board consists of highly qualified, experienced and diverse directors with relevant expertise for overseeing our strategy and business

Board Committees	✓	Three primary Board committees composed entirely of independent directors: (1) Audit, Finance and Corporate Responsibility, (2) Compensation and Management Development, and (3) Nominating and Governance
	✓	Ad Hoc Committees as needed: Executive Committee, Succession Committee and Capital Allocation Committee

Executive Sessions	✓	Directors hold regularly scheduled executive sessions, at which directors can discuss matters without management present
	✓	Independent Presiding Director presides over all such executive sessions of the Board

Board Oversight of Risk	✓	Risk oversight by full Board and committees

Board Oversight of Management Succession	✓	Board annually reviews and discusses succession plans for CEO and other key executives
	✓	2018 / 2019 management changes included CEO succession, new CFO, and promotions into Group President, Business Transformation and Marketing roles

Board Self-Evaluation	✓	Board and each of its committees conduct an annual self-evaluation

Accountability	✓	In uncontested director elections, our directors are elected by a majority of the votes cast
	✓	Each share of common stock is entitled to one vote
	✓	Anti-hedging and anti-pledging policies covering directors and key employees
	✓	Claw-back policy covering compensation paid to executives

Stock Ownership Requirements	✓	Each director is required to hold Company stock at a value of 5x the annual cash retainer
	✓	The Executive Chairman and CEO must hold Company stock at a value of 6x base salary
	✓	All other NEOs must hold Company stock at a value of 3x base salary

Open Lines of Communication	✓	Board promotes open and frank discussions with senior management
	✓	Directors have access to all members of management and other employees and are authorized to hire outside consultants or experts and to conduct independent investigations
	✓	Shareholders have direct access to non-employee directors
Board Refreshment	✓	The Nominating Committee regularly reviews the Board’s composition and future needs
	✓	Two long-serving directors, Antonio Monteiro de Castro and David Parker, are retiring from the Board in May 2019
	✓	New director Christopher D. O’Leary elected in January 2019 following a formal search process
	✓	Board retirement policy facilitates process of smooth turnover

Social and Environmental Sustainability Features

Changing Lives	✓	We help our global sales force of 3 million independent entrepreneurs achieve financial independence and build confidence
	✓	We supported 2.7 million entrepreneurs in emerging markets in 2018, mostly women
	✓	Our global social impact work is focused on empowering women and girls, environmental stewardship and disaster response

Living Smart	✓	We are constantly innovating to provide environmentally responsible, reusable and safe products, cutting food waste and single-use plastic consumption

Acting Responsibly	✓	Our people are a fundamental part of who we are. We invest in our team of over 12,000 associates to ensure we continue to attract and retain strong talent in our industry
	✓	During 2018, we conducted an employee engagement survey with more than a 90% response rate, resulting in some important insights to enhance employee satisfaction
✓

We pride ourselves on all forms of diversity and representation throughout our Company – for example, half of our directors and executive officers are women (including our presiding director, CEO and new CFO)

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 25, 2019 by each director and nominee for election, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or executive officer owned more than 1 percent of the Company’s common stock, except Mr. Goings, who owned 2.36 percent. All directors and executive officers as a group owned 4.58 percent of the Company’s common stock.

Name	Sole Ownership	Shared Ownership or Held by or for Family Members	Shares that May Be Acquired Within 60 Days of March 25, 2019(1)	Restricted Stock(2)	Total Shares Beneficially Owned
Catherine A. Bertini	16,703	—	12,141	1,500	30,344
Susan M. Cameron	22,116	—	3,761	—	25,877
Kriss Cloninger III	38,763	—	7,110	1,500	47,373
Meg Crofton	4,193	1,000	3,040	—	8,233
Luciano Garcia Rangel	4,466	—	20,383	—	24,849
E.V. (Rick) Goings (3)	65,975	—	1,083,556	—	1,149,531
Asha Gupta	20,548	—	61,249	—	81,797
Simon C. Hemus (4)	34,744	—	227,184	—	261,928
Angel R. Martinez	6,051	5,071	21,140	1,500	33,762
Antonio Monteiro de Castro	24,392	—	4,479	—	28,871
Christopher D. O’Leary	—	—	1,000	—	1,000
David R. Parker	3,000	—	24,939	1,500	29,439
Michael S. Poteshman (5)	15,381	—	135,141	—	150,522
Richard T. Riley	9,236	—	3,520	—	12,756
Joyce M. Roché	10,492	—	25,179	1,500	37,171
Patricia A. Stitzel	7,294	—	75,000	—	82,294
M. Anne Szostak	29,332	—	3,040	1,500	33,872

Subtotal	312,686	6,071	1,711,862	9,000	2,039,619

All directors and executive officers as a group (23) (including the individuals named above)	347,706	6,071	1,870,742	9,000	2,233,519

(1)

Includes stock options and restricted stock units granted under the Company’s 2006, 2010 and 2016 Incentive Plans and the Director Stock Plan. Also includes the estimated shares of common stock that will be paid in lieu of cash as fees under the 2016 Incentive Plan to directors for the first quarter of 2019 for those directors who so elected (Ms. Cameron, 721 shares, Mr. Riley, 480 shares, and Ms. Roché, 240 shares, assuming a $26.00 share price). In addition, it includes a one-time new director award of 1,000 shares to Mr. O’Leary as of April 25, 2019.

(2)	Holders of restricted stock have the ability to vote such shares but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

(3)

Mr. Goings will retire as the Company’s Executive Chairman on May 22, 2019, following the annual meeting of shareholders. Accordingly, his November 1, 2018 Restricted Stock Unit Award for 13,456 units will be eligible for pro-rata vesting of 2,243 shares on that date.

(4)	Mr. Hemus retired as the Company’s Vice Chairman on December 31, 2018.

(5)

Mr. Poteshman retired as the Company’s Executive Vice President and Chief Financial Officer on March 31, 2019. Accordingly, his November 1, 2018 Restricted Stock Unit Award for 5,551 units pro-rata vested in the amount of 771 shares on that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities, as of December 31, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,956,652	(1)	14.3
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,098,272	(2)	8.4

(1)

Based upon a Schedule 13G/A filed on January 31, 2019. As of December 31, 2018, BlackRock, Inc. indirectly held 6,956,652 shares of the Company’s common stock, with sole dispositive power with respect to all of such shares and sole voting power with respect to 6,828,283 of such shares. The entities comprising the BlackRock, Inc. group are: BlackRock, Inc., BlackRock Fund Advisors (which itself holds 5% or greater of the Company’s common stock), BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Life Limited.

(2)

Based upon a Schedule 13G/A filed on February 12, 2019. As of December 31, 2018, The Vanguard Group, Inc. directly or indirectly held 4,098,272 shares of the Company’s common stock, with sole dispositive power with respect to 4,048,907 of such shares, shared dispositive power with respect to 49,365 of such shares, sole voting power with respect to 48,894 of such shares and shared voting power with respect to 5,902 of such shares. The entities comprising The Vanguard Group, Inc. are: The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the common stock of the Company (“10% Holders”), to file with the SEC reports relating to their ownership of the Company’s common stock and changes in such ownership. Based solely on a review of the reports that have been filed by or on behalf of such persons and written representations from the Company’s directors and executive officers that no other reports were required, the Company believes all Section 16(a) filing requirements applicable to its directors, executive officers and 10% Holders were complied with for the Company’s 2018 fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company:

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(5)
Equity compensation plans approved by security holders(1)	4,353,399	(2)	55.66	(3)	1,895,946
Equity compensation plans not approved by security holders(4)	0		n/a		0

Total	4,353,399		55.66		1,895,946

(1)

The following plans have been approved by the Company’s shareholders and have outstanding awards or available shares: 2006 Incentive Plan, 2010 Incentive Plan, 2016 Incentive Plan and Director Stock Plan.

(2)	Includes shares subject to restricted stock units and shares expected to be issued under the Performance Share Program based upon forecasted performance.

(3)	Restricted stock, restricted stock units and performance share units have been excluded from the weighted-average exercise price.

(4)	The Company has no equity compensation plans that have not been approved by shareholders.

(5)	All remaining shares could be used for any form of equity awards.

TRANSACTIONS WITH RELATED PERSONS

Policy

The Board has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the CEO of the Company (unless she is the related person), and (2) the Audit Committee (or, if determined by the Audit Committee, by all of the independent directors of the Company). Transactions that are covered by this policy include all transactions that would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations is to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions.

Transaction

A foreign subsidiary of the Company has employed Ms. Kristina Goings, the daughter of the Company’s Executive Chairman, for seventeen years. In fiscal year 2018, her total compensation package was 176,017 euros (approximately U.S. $201,636). This transaction was reviewed and approved in accordance with the Company’s policy on transactions with related persons.

REPORT OF THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE

The Audit, Finance and Corporate Responsibility Committee of the Board (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 29, 2018, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America, and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with that firm its independence and considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s Consolidated Financial Statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing review, disclosures, representations, reports and discussions, the Committee recommended to the Board that the audited financial statements for the Company’s 2018 fiscal year be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018.

Audit, Finance and Corporate Responsibility Committee

Antonio Monteiro de Castro, Chairperson

Catherine A. Bertini

Christopher D. O’Leary

Richard T. Riley

Joyce M. Roché

M. Anne Szostak

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion & Analysis

This section describes the programs and philosophy behind the Company’s executive compensation practices for each individual who served as the Company’s Chief Executive Officer during 2018, the Company’s Chief Financial Officer during 2018 and each of the three other most highly compensated executive officers in office at the end of 2018 (the “Named Executive Officers” or “NEOs”) and the process that the Compensation and Management Development Committee (the “Committee”) of the Board uses to determine executive compensation arrangements. In general, the Company’s executive compensation program is designed to attract, retain and motivate executives while balancing both the short- and the long-term interests of the Company, its shareholders and its employees.

NamedExecutive Officers (NEOs)
• E.V. (Rick) Goings, Executive Chairman
• Patricia A. Stitzel, President and Chief Executive Officer
• Michael S. Poteshman, Executive Vice President and Chief Financial Officer
• Simon C. Hemus, Vice Chairman
• Asha Gupta, Executive Vice President and Chief Strategy & Marketing Officer
• Luciano Garcia Rangel, Group President, Latin America

Summary

Management Succession and Transition

In May 2018, the Company appointed Patricia A. Stitzel to the position of President and Chief Executive Officer following her election as a Board member by the Company’s shareholders at the 2018 annual meeting of shareholders. The direct compensation package for Ms. Stitzel, as described in the “Elements of Officer Direct Compensation” section below, increased her base salary from $550,000 to $850,000, her Annual Incentive Program (“AIP”) target bonus percentage from 80% to 105% (note that it was further increased to 115% in February 2019) and her 2018 stock grant fair value from $900,000 to $2,500,000. As part of this CEO succession transition, E.V. (Rick) Goings retired as the Company’s CEO and was appointed its Executive Chairman. Mr. Goings’ direct compensation package decreased upon this transition, as his base salary went from $1,000,000 to $500,000, his AIP target bonus from 115% to 100% and his 2018 stock grant fair value from $5,000,000 to $2,000,000, in recognition of his reduced involvement in the day-to-day activities of the business.

In addition, Simon C. Hemus retired from the Company on December 31, 2018, Luciano Garcia Rangel’s Group President, Latin America role was elevated to the executive officer level effective January 1, 2018, Asha Gupta was promoted to Executive Vice President and Chief Strategy & Marketing Officer on August 1, 2018, Michael S. Poteshman retired from the Company on March 31, 2019, and Mr. Goings is retiring as Executive Chairman on May 22, 2019 (but is standing for re-election as a director).

Changes to 2019 Executive Compensation

Based on a review of trends in compensation program design, the desire to best position the Company for growth and feedback from shareholders, the Committee has made changes to the 2019 executive compensation programs as described here and in the “Elements of Officer Direct Compensation” section below.

Beginning in 2019, the AIP design introduced a local currency sales growth measure of achievement equal to 25% of the potential award along with income and cash flow measures accounting for 50% and 25%, respectively. The sales measure includes a tripwire, whereby no award will be paid based on sales performance unless at least threshold performance is met under the program’s income measure. The Committee believes that this choice of metrics and weightings mix best positions the Company for long-term success.

Following the Committee’s review, and in consultation with its executive compensation consultant, the November 2018 stock-based incentive program grants changed from a previously weighted mix of 45% stock options and 55%

performance shares to 25% stock options, 25% restricted stock units and 50% performance shares. Market research supported adding restricted stock units to the grant mix to enhance management retention. Also, the Committee changed the grant timing of the performance shares effective with the November 2018 equity grant cycle, whereby the relative total shareholder return (“rTSR”) share grant was granted on the same February 2019 date as the earnings per share (“EPS”) performance share grant. The Committee also decided to change the timing of the annual equity grants going-forward, foregoing November 2019 and granting all equity on the date of (or closely following) its February 2020 Committee meeting.

2018 Say-On-Pay Results

In May 2018, for the fifth year in a row, shareholders overwhelmingly approved the Company’s non-binding advisory vote on executive compensation, with approximately 97% of the votes cast in support of the proposal. Both the Committee and the Company’s senior leadership appreciated the multi-year shareholder support of “say-on-pay” as an endorsement of the Company’s executive compensation program. While no changes were made in direct response to the 2018 “say-on-pay” vote, the Committee has made changes to the November 2018 stock grant and 2019 executive compensation programs as summarized above and in the “Elements of Officer Direct Compensation” section below, to better support business initiatives and drive performance.

2018 Business Results

In approving compensation decisions with respect to 2018, the Committee considered a variety of factors, including the Company’s operational and financial performance, highlights of which are illustrated in the charts below. During 2018, the Company’s sales declined 3 percent in local currency, before a negative impact of 2 percentage points related to the 2017 wind-down of its Beauticontrol unit and the decision to combine as of the beginning of 2018 its Tupperware and NaturCare businesses in Japan. The profit measure in the Company’s 2018 annual incentive program was pre-tax profit excluding certain items, as highlighted and reconciled to its U.S. generally accepted accounting principles (“U.S. GAAP”) results on page 32, and that measure was down 7 percent versus 2017. Cash flow from operating activities net of investing activities in 2018 was $97.4 million, which included $34.7 million in outflows for re-engineering, primarily in connection with the program announced in July 2017 and $38.8 million of proceeds from the sale of fixed assets no longer needed in light of restructuring actions and related to land development around the Company’s Orlando headquarters. During the year, the Company returned $239.5 million to shareholders primarily through approximately $100 million in open market share repurchases and the payment of dividends. During 2018, the Company’s share price decreased 50.3% from $62.70 to $31.18 on the first and last trading days of the fiscal year, respectively.

*

Prior year amounts translated at September 2017 exchange rates. “Cash Flow” represents cash flow from operating net of investing activities. “Pre-tax Income” and “Cash Flow” are shown as measured for incentive purposes. See page 32 for a reconciliation from U.S. GAAP to incentive basis for pre-tax income and cash flow.

Executive Compensation Design & Governance Best Practices

The Committee has implemented executive compensation design and governance practices consistent with leading and best market practices, as illustrated in the following table:

	✓	Design compensation program to align total pay with achievement of Company performance goals

	✓	Emphasize performance-based compensation for all NEOs, aligning to shareholder value

	✓	Set pay levels in consideration of peer group

	✓	Evaluate peer group on an annual basis

	✓	Design compensation program to mitigate excessive risk

	✓	Design incentives using multiple measures, reflecting how the Company creates shareholder value

What we do	✓	Review market-competitive change-in-control protections

	✓	Review CEO succession planning process annually

	✓	Maintain an Anti-Hedging & Anti-Pledging Policy on equity

	✓	Maintain a Clawback Policy

	✓	Maintain director and executive officer stock ownership requirements

	✓	Award equity compensation at a competitive burn rate

	✓	Require ‘double-trigger’ change-in-control for cash severance and equity acceleration

	✓	Use an independent consultant retained directly by the CMDC

	✓	Review the CMDC’s charter on an annual basis

	✓	Annual say-on-pay vote

	✓	Evaluate the CMDC’s performance on an annual basis

	✓	Review total compensation summaries when considering changes to executive compensation

	✗	Provide excise tax gross-ups for any new executives (since 2009)

	✗	Grant stock options with an exercise price less than market value on grant date

	✗	Reprice stock option awards
What we don’t do	✗	Reload exercised stock option grants
	✗	Maintain evergreen provisions in long-term incentive plans
	✗	Pay accrued dividends or dividend equivalents unless and until the underlying equity awards vest
	✗	Provide automatic, annual increases in executive salaries

2018 Compensation Highlights

The following table illustrates the basic elements of each of the NEO compensation arrangements for 2018 and 2017 and indicates the year-over-year percentage changes. The amounts reported for base salary and Annual Incentive Program (cash) compensation represent amounts earned by the NEOs with respect to the applicable year, while the amounts reported for long-term incentive value represent the grant date fair value of the awards granted during the applicable year. Annual Incentive Program payments reflect the Company’s performance against financial objectives for each of the NEO’s respective areas of responsibility. Annual and non-recurring long-term incentive awards reflect Committee approved values awarded in each indicated fiscal year. Each of these elements of compensation, including the Committee’s reasoning for changes, is described further below under their respective headings, following “Elements of Officer Direct Compensation”. In general, many of the 2018 compensation adjustments were made in connection with or to support the CEO succession and other executive officer transitions described above.

Named Executive Officer	Year	Annual Base Salary (1)	Annual Incentive Program Payment	Annual Long-Term Incentive Value Granted	Non-Recurring Long-Term Incentive Value Granted (2)	Direct Compensation
E.V. (Rick) Goings (3)	2018	$686,538	$0	$2,000,000	$0	$2,686,538
	2017	1,000,000	964,701	5,000,000	0	6,964,701
Increase / (Decrease)		(31.3%)	(100.0%)	(60.0%)	N/A	(61.4%)
Patricia A. Stitzel (4)	2018	$728,462	$0	$2,500,000	$1,000,000	$4,228,462
	2017	500,000	314,576	900,000	0	1,714,576
Increase / (Decrease)		45.7%	(100.0%)	177.8%	N/A	146.6%
Michael S. Poteshman (5)	2018	$523,000	$0	$825,000	$0	$1,348,000
	2017	507,536	308,275	825,000	0	1,640,811
Increase / (Decrease)		3.0%	(100.0%)	0.0%	N/A	(17.8%)
Simon C. Hemus	2018	$610,000	$0	$0	$0	$610,000
	2017	610,000	409,369	1,600,000	0	2,619,369
Increase / (Decrease)		0.0%	(100.0%)	(100.0%)	N/A	(76.7%)
Asha Gupta (6)	2018	$461,220	$0	$500,000	$0	$961,220
	2017	436,134	252,884	500,000	0	1,189,018
Increase / Decrease		5.8%	(100.0%)	0.0.%	N/A	(19.2%)
Luciano Garcia Rangel	2018	$398,301	$0	$500,000	$200,000	$1,098,301
	2017	354,712	171,314	400,000	0	926,026
Increase / Decrease		12.3%	(100.0%)	25.0%	N/A	18.6%

(1)	Represents annual base salary earned, excluding benefit payments as noted in the 2018 Summary Compensation Table, below.

(2)	Grant date value of restricted stock units (“RSUs”) granted in 2018 for promotional purposes.

(3)	Mr. Goings’ base salary decreased from $1,000,000 to $500,000 in May 2018 effective with his election as Executive Chairman.

(4)

Ms. Stitzel’s base salary increased from $500,000 to $550,000 in March 2018 and then, in conjunction with her election as President and Chief Executive Officer in May 2018, to $850,000. Ms. Stitzel also received a promotional award of RSUs and 10% premium priced stock options in May 2018 that vest 100% after three years, as reflected in the “Non-Recurring Long-Term Incentive Value Granted” column.

(5)

Mr. Poteshman’s base salary increased from $510,400 to $526,000 in March 2018. He retired from the Company on March 31, 2019, and is party to a six-month Consulting Agreement effective April 1, 2019, providing him a monthly retainer of $20,000 and an hourly billing rate for services provided.

(6)

Ms. Gupta’s base salary is illustrated in U.S. dollars using an exchange rate of 0.73 Singapore dollars per U.S. dollar. Ms. Gupta’s base salary increased from SGD 608,241 (U.S. $446,473) to SGD 632,570 (U.S. $464,332) in March 2018.

Note that the table above provides a general description of compensation arrangements, and is not intended to replace or replicate the 2018 Summary Compensation Table that appears on page 39 below.

The Committee believes that actual compensation earned by the Company’s executive officers is appropriately aligned with Company performance and shareholder interests through the design of the Company’s target compensation program.

As illustrated in the graphs below under “Target Pay Mix for Executive Officers,” the performance-based portion of total target compensation for the CEO and other NEOs represented 80% and 66% on average, respectively. The Company’s 2018 Annual Incentive Program payments were based on the achievement against one-year goals in (i) pretax or net income and/or segment profit, if applicable, measured in constant currency to accurately reflect achievement against objectives established at the beginning of the year, and (ii) free cash flow. As described below in greater detail, the Company calculates the financial results under the Annual Incentive Program and Performance Share Program based on the same foreign exchange rates upon which the goals were set. Given the Company’s extremely high proportion of revenue and segment profit generated outside the United States (over 90%), the Committee believes that this approach provides the best measurement of management’s success.

The Company’s annual equity awards are designed to align directly compensation with shareholder interests. Stock options and restricted stock units drive stock appreciation while the Performance Share Program (“PSP”) drives long-term, sustainable financial performance. The Committee sets the weighting of each of the respective elements of compensation to maintain what it believes to be an appropriate balance of short- and long-term incentives within the overall total compensation package.

During 2018, the Committee made annual long-term incentive awards to each NEO consisting of stock options and restricted stock units that vest over a three-year period and performance-based share awards that vest in 2020 based on achievement against three-year performance goals, as described below under “Long-Term Incentive Programs.” In November 2018, the Committee granted stock option and restricted stock units to NEOs, and approved the fair value of performance share units to be granted on the date of its February 2019 Committee meeting. The Committee does not intend to grant annual long-term equity awards in November 2019, but intends to shift the annual grant timing to a common date on the date of (or closely following) its February 2020 Committee meeting.

2018 – 2019 Shareholder Outreach

The Company, led by management and, as and when requested or prudent, the Chair of the Committee, regularly attempts to engage its larger shareholders in outreach meetings, typically targeting holders, in the aggregate, of greater than 50% of the Company’s common stock. The intent of these meetings is to (i) discuss investor philosophies on compensation programs in order to consider their perspectives when designing the Company’s executive compensation program, (ii) review any recent changes made to the Company’s executive compensation program, and (iii) answer questions or address concerns raised with respect to the Company’s executive compensation program and any other aspect of the Company’s business or governance. Shareholder outreach conducted so far in 2019 has resulted in meaningful dialogue with investors, and has generated feedback that is both positive on the whole with respect to executive compensation practices and governance, and consistent with the 2018 results from the Company’s say-on-pay shareholder vote.

Executive Compensation Philosophy

Attract, Retain and Motivate the Company’s Key Leadership

The Company’s executive compensation program focuses on attracting, retaining and motivating high-performing, successful leaders while incenting short- and long-term Company performance through a balanced mix of compensation vehicles. The elements comprising the total pay package are designed considering practices of competitors and benchmarking against the pay levels within the compensation peer group (as discussed below under the headings “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”). The Committee strives to provide incentive programs that align management compensation with long-term shareholder value creation, with consideration of risk created while implementing the Company’s business strategies.

In addition, the Company selectively grants stock-based awards for critical retention purposes, upon an employee’s initial hire or promotion to an executive officer role or to reward performance.

Target Pay Mix for Executive Officers

The Company’s executive compensation philosophy balances short- and long-term elements of pay by focusing management on key financial measures. The Committee believes this mix of pay elements provides the greatest incentive for shareholder value creation through the formulation and execution of the Company’s business strategies, with due consideration of risk and the Company’s short- and long-term objectives. The following charts illustrate the pay-mix elements of total target annual direct compensation, excluding non-recurring awards, for Ms. Stitzel, President and CEO, and other NEOs excluding Mr. Hemus, who retired December 31, 2018 and whose position is not expected to be filled.

Elements of at-risk compensation: Annual Incentive, Stock Options, Restricted Stock Units, Performance Share Units

Elements of compensation aligned to shareholder returns: Stock Options, Restricted Stock Units and Performance Share Units

Role of the Committee in Compensation Decisions

The Committee is responsible for establishing, overseeing and determining all compensation arrangements for executive officers of the Company, including each of the NEOs. As discussed above under “Board Committees,” the Committee works closely with its independent compensation consultant, Meridian Compensation Partners, to determine the market-based compensation arrangements for the Company’s officers.

The CEO’s compensation is determined by recommendation of the Committee in consultation with the Committee’s independent compensation consultant, and is subject to approval by the independent directors of the full Board. Recommendations for compensation of executive officers other than the CEO are made to the Committee by management, including discussion on individual performance by the CEO, in consultation with the Committee’s compensation consultant. The Committee, in consideration of its objectives, reviews recommendations as well as incentive programs for all executive officers. Based on this review, the Committee approves the annual incentive opportunities and equity awards, and recommends for the approval of the full Board (or independent directors of the full Board with respect to the CEO’s compensation) cash-based elements for all executive officers, including the NEOs.

All compensation recommendations are influenced by both market-based factors, such as compensation peer group, and non-market-based factors, such as company and individual performance, leadership, scope of role, tenure and experience, and retention concerns. The Committee reviews a total compensation summary that provides a complete picture of each executive’s current target and realizable compensation relative to the market data. The Committee typically makes compensation recommendations in November for the upcoming fiscal year.

Peer Group & Compensation Benchmarking

When determining the appropriate compensation arrangements for the Company’s executive officers, the Committee considers both a comparator peer group of similar companies and information from Mercer, LLC’s and Willis Towers Watson’s compensation surveys. Because of the differences in size among the comparator companies, regression analysis is used for estimating market compensation levels and then, in using the regressed data, the Company establishes a composite market pay level for each executive role. The Committee includes multiple data sources to mitigate year-over-year fluctuations from any single source and promote greater consistency in the compensation planning process.

The compensation peer group consists of public companies that were selected by the Committee, in consultation with its independent compensation consultant, based on similarities in operational focus, industry, and complexity (as measured by revenue, percentage of revenue outside the United States and, to a lesser extent, equity market capitalization). The Committee reviews compensation peer group companies annually for continued appropriateness.

The compensation peer group includes companies that:

•	market product lines in household durables and nondurables, personal products (including beauty) and consumer goods (including plastic products);

•	operate using direct–to-consumer and network marketing distribution methods; or

•	market branded products in the food and beverage category.

In preparing the compensation peer group used to evaluate 2018 compensation decisions, the only change made by the Committee from the 2017 peer group was to remove Newell Brands Inc. due its increased size following its merger with Jarden Corporation. The 2018 compensation peer group consisted of the following companies, categorized by industry:

Consumer Products & Packaging	• AptarGroup, Inc.	• Snap-On Incorporated
	• Church & Dwight Co., Inc.	• Spectrum Brands Holdings, Inc.
	• The Clorox Co.	• Tiffany & Co.
	• Edgewell Personal Care Company	• Silgan Holdings • Williams-Sonoma, Inc.
Beauty Companies	• Avon Products, Inc. (1)
Direct-to-Consumer & Network Marketing	• Herbalife Ltd.	• Nu Skin Enterprises, Inc.
Food and Beverage	• Brown-Forman Corp.	• McCormick & Company, Inc.
• The Hain Celestial Group, Inc.

(1)	Also operates in the “Direct-to-Consumer & Network Marketing” category of the peer group.

During its annual review of the peer group in preparation for 2019 compensation decision-making, the Committee added Coty, Inc., Ralph Lauren Corporation, Revlon, Inc. and Columbia Sportswear Company, all companies the Committee considered to be similar to the Company in terms of brand focus and engagement in digital transformation. In addition, the Committee removed Spectrum Brands Holdings, Inc. due to its merger with HRG Group Inc. and Silgan Holdings, Inc. and Snap-On Incorporated due to being further outside the Company’s industry as compared to the 2019 peer group additions.

Pay Positioning for Executive Officers

When making compensation decisions, the Committee considers market-based data described above on base salary, target annual incentive opportunity and long-term incentive program opportunity for each of the Company’s executive officer positions separately, as well as the individual performance of each executive officer. In general, the Committee compares the NEOs’ compensation to the 50th percentile of the market-based data. For all pay elements other than base salary, actual compensation is contingent upon either the successful completion of performance goals or the Company’s stock price, and can fluctuate above or below the percentile of market. Gains from past incentives are not factored into the establishment of target compensation nor are other remuneration programs, such as for retirement.

Elements of Officer Direct Compensation

In line with the Company’s philosophy to attract and retain talented individuals to further the interests of the Company and its shareholders, executive officers are compensated through various elements that include a balance of short-, mid- and long-term focus. Target compensation for executive officers generally includes base salary, an Annual Incentive Program target cash award and long-term equity awards.

Base Salary

The Committee believes that annual base salary is the keystone to attracting and retaining talented employees by providing a fixed level of income. Each of the Company’s executive officer roles is benchmarked to market as discussed above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers.” When determining base salary levels, the Committee considers benchmark pay, the salary increase target for the Company overall, the executive officer’s performance in the previous year, scope and complexity of role, leaders of similar responsibility within the Company, experience and tenure related to their respective responsibilities, and total direct compensation (base salary plus short- and long-term incentive targets described below).

For 2018, the Committee reviewed executive officer base salaries and considered individual performance and competitive market-based base salary information (as described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”) and, with respect to Ms. Stitzel and Mr. Goings in particular, the market data with respect to their management transitions. As a result of the review, the Committee increased the base salaries for Ms. Stitzel (prior to her promotion to President & Chief Executive Officer) by 10% to $550,000 and then by 55% to $850,000 effective with her promotion to President & Chief Executive Officer, Mr. Poteshman by 3.1% to $526,000 and Ms. Gupta by 4.0% to $464,332 (illustrated in U.S. dollars). Effective with his appointment to Executive Chairman and related reduction in involvement in day-to-day business activities, Mr. Goings’ base salary decreased 50% to $500,000. The base salaries for Messrs. Hemus and Garcia Rangel did not change during 2018.

For 2019, the Committee reviewed executive officer base salaries and considered individual performance and competitive market-based base salary information (as described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”). No increase in base salary was approved for Ms. Stitzel. Also, no salary increases were approved for Messrs. Goings, Hemus or Poteshman, who retired or are retiring from the Company effective May 22, 2019, December 31, 2018 and March 31, 2019, respectively. Ms. Gupta’s base salary will increase 3.4% to $480,000 effective with her relocation to the Company’s Orlando headquarters in mid-2019. Mr. Garcia Rangel’s base salary increased 3% to $412,000 effective March 2, 2019.

Annual Incentive Program

Program Design

The Annual Incentive Program (the “AIP”) is a broad-based program emphasizing pay-for-performance by rewarding approximately 250 key-management participants, including each of the NEOs, for short-term (annual) financial results. AIP payout targets, calculated as a percentage of year-end base salary, are based on job level and are benchmarked as described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”. In 2018, the AIP was used to reward growth in consolidated pretax or net income, or unit segment profit where applicable, and conversion of profit into cash flow. In all cases, consolidated pretax or net income and/or segment profit performance accounted for 70% of the total award and cash flow performance accounted for 30%. Beginning in 2019, the Committee determined it was appropriate to include local currency sales growth as a measure for achievement under the program and used that measure to account for 25% of the potential award under the program with the income and cash flow measures accounting for 50% and 25% of the potential award, respectively. The sales measure includes a tripwire, whereby no award will be paid based on sales performance unless at least threshold performance is met under the program’s profit measure. The Committee believes that focusing management on these financial metrics further positions the Company for long-term success.

Payments under the AIP program can range from 0% for below threshold achievement to 200% for achievement of maximum goals. Target goal achievement results in a 100% payout factor, with straight-line interpolation calculated for achievement between threshold, target and maximum results.

2018 AIP awards for the NEOs who hold globally-focused positions were measured entirely on Company-wide measures of income and cash flow, while the award for group presidents was measured in part on consolidated results and in part on the group’s segment profit and cash flow results. The Committee believes that this program design facilitates focus on overall Company and Group results, as applicable. Upon Ms. Gupta’s appointment as Executive Vice President and Chief Strategy & Marketing Officer, her 2018 AIP payout was prorated to reflect the number of weeks as Group President for Asia Pacific and the number of weeks as Executive Vice President, in each case, with performance calculated based on performance during the entire year (as shown below under “2018 AIP Payout Calculation”).

2018 Individual Targets

Individual AIP target payouts, expressed as a percentage of year-end base salary for certain NEOs (80% for Mr. Hemus, 72% for Mr. Poteshman and 60% for Ms. Gupta and Mr. Garcia Rangel) did not change in 2018. Ms. Stitzel’s target was set at 80% for 2018 to align with median market data for the President and Chief Operating Officer position and then increased, based on market data, to 105% upon her promotion to President and Chief Executive Officer in May 2018. (In February 2019, Ms. Stitzel’s target increased to 115%). Mr. Goings’ target decreased from 115% to 100% upon his appointment to Executive Chairman in May 2018, in recognition of his reduced day-to-day involvement in business activities.

2018 AIP Goals & Results

The Company measures its AIP achievement at the same currency exchange rates at which the goals are set. The Committee believes that this approach most appropriately measures the success of management in executing the Company’s strategies, as opposed to measuring performance at actual exchange rates that can mask the impact of actions taken under management’s control, which can be expected to be reflected in the Company’s stock price over time. The Committee believes that employing this approach in the AIP appropriately balances total compensation received by executive officers, given that the value realized by management under equity-based long-term incentive awards is impacted by actual exchange rates through the performance of the Company’s stock price. Further, the Committee believes that incenting performance using actual exchange rates could create an environment leading to risk taking not in the best interests of the Company.

Sales and income focused AIP goals, established during the Committee’s February meeting, are set in consideration of a wide range of factors, including but not limited to compensation peer group performance, Company trends, analysts’ expectations, and the external environment. For 2018, “threshold” goals were set at levels consistent with past performance; “target” goals were set to require increases over past results, and “maximum” goals were stretch objectives, set to require outstanding performance for full payout. Each of the target and maximum performance goals are determined for, and measured on, an individual unit, area, group or global basis. Cash flow goals are also established during the Committee’s February meeting, and are set to require conversion of the profit goals into cash considering differences from profit that would be expected for specifically identified factors.

The 2018 AIP target and maximum goals for total Company pretax income required a 9% local currency increase and a 15% increase, respectively, as compared with 2017 results using constant foreign currency exchange rates. The goals excluded for both 2017 and 2018 the Company’s results in Venezuela, and included benefits from the Company’s re-engineering program announced in July 2017 that were worth 5.4 percentage points on the comparison. The 2018 AIP target and maximum goals for total Company cash flow represented, in constant currency, a 30.8% and 38.9% increase, respectively, as compared with the adjusted 2017 results. Given the inflationary environment and exchange controls in Venezuela, the Committee determined that measurement of global achievement should exclude results for that unit. The following table illustrates each of the measures used for NEO AIP awards in 2018, indicating the previous year’s performance, the 2018 threshold, target and maximum goals in absolute dollars and in growth over 2017 results, the actual 2018 achievement and the measure’s payout factor. The payout factor is calculated using straight-line interpolation of the actual result between the two adjacent goals. AIP goals were set and achievement was measured excluding certain items as outlined in the reconciliations on page 32:

Area of Responsibility / Measure	2017 Actual Result(1)	2018 Threshold Goal ($M)	2018 Target Goal ($M)	2018 Maximum Goal ($M)	2018 Actual Result ($M)	2018 Payout Factor (%)
Company
Pre-Tax Income	$331.1	$331.1	$361.1	$381.0	$305.7	0.0%
Cash Flow	172.9	205.3	226.2	240.1	108.7	0.0%
Asia Pacific Group
Segment Profit	192.8	191.3	197.0	208.4	175.4	0.0%
Cash Flow	193.1	189.7	193.8	201.8	180.7	0.0%
Latin America Group
Segment Profit	169.0	165.2	179.2	188.3	153.0	0.0%
Cash Flow	146.8	158.1	167.9	174.2	125.9	0.0%

(1)	2017 results are stated at 2018 incentive program foreign exchange rates and exclude results for Venezuela, to be consistent with how the 2018 goals were set.

2018 AIP Payout Calculation

The following table illustrates the formula and respective 2018 AIP payout calculations for each of the Company’s NEOs. Award amounts indicated are included under the Non-Equity Incentive Plan Compensation column in the 2018 Summary Compensation Table on page 39 below.

NEO / Year-End Base Salary ($)	X	Individual Target (% of Base)		X	Weight of Measure (% of AIP)	X	2018 Payout Factor (Result %)	=	Earned Award ($)	Earned Award (% of Target)
E.V. (Rick) Goings (1) $500,000		105%			70% Company Pre-tax Income		0.0%		$0
					30% Company Cash Flow		0.0%		0

							Total:		$0	0.0%
Patricia A. Stitzel (2) $850,000		97%			70% Company Pre-tax Income		0.0%		$0
					30% Company Cash Flow		0.0%		0

							Total:		$0	0.0%
Michael S. Poteshman $526,000		72%			70% Company Pre-tax Income		0.0%		$0
					30% Company Cash Flow		0.0%		0

							Total:		$0	0.0%
Simon C. Hemus $610,000		80%			35% Company Pre-tax Income		0.0%		$0
					15% Company Cash Flow		0.0%		0
					35% Europe Segment Profit		0.0%		$0
					15% Europe Cash Flow		0.0%		0

							Total:		$0	0.0%
Asha Gupta (3) $464,332		60 (30 weeks	% )		25% Company Pre-tax Income		0.0%		$0
					45% Asia Pacific Segment Profit		0.0%		0
					30% Asia Pacific Cash Flow		0.0%		0

		(22 weeks	)		70% Company Pre-tax Income		0.0%		0
					30% Company Cash Flow		0.0%		0

							Total:		$0	0.0%
Luciano Garcia Rangel $400,000		60%			25% Company Pre-tax Income		0.0%		$0
					45% Latin America Segment Profit		0.0%		0
					30% Latin America Cash Flow		0.0%		0

							Total:		$0	0.0%

(1)

In connection with his election to Executive Chairman and reduced responsibilities, effective May 9, 2018, Mr. Goings’ individual annual incentive program target decreased from 115% to 100% of base salary and is reflected in the prorated percentage shown.

(2)

Related to her election to President and Chief Executive Officer on May 9, 2018, Ms. Stitzel’s individual annual incentive program target award increased from 80% of base salary to 105% of base salary and is reflect in the prorated percentage shown. (Note that, in February 2019, the target was increased to 115% of base salary.)

(3)	Ms. Gupta’s base salary and incentive are illustrated at the year-end exchange rate of 0.73 Singapore dollars per U.S. dollar.

AIP financial measurements exclude the costs, expenses or charges and related cash flow arising out of changes in accounting standards and unusual items such as re-engineering and exit costs; dispositions of property, plant and equipment outside of the normal course of business; pension settlements; income from significant insurance recoveries; amortization and impairment of acquisition-related intangibles and costs to modify the Company’s capital structure, if any. In addition, for 2018, as was the case since 2014, the Committee concluded that due to the unpredictability of the impact of the external situation in Venezuela, including the exchange rate to be used in translating bolivar results to U.S. dollars, that the impact of Venezuela would be excluded in setting the goals and measuring the annual incentive performance of the Company. This resulted in lower performance for incentive purposes than if Venezuela’s results had been included. As discussed above in greater detail, the goals and achievement under the AIP are measured at constant foreign currency exchange rates. Other than as it relates to the exclusion of Venezuela’s operational results, the adjustments to U.S. GAAP results set forth below for both pretax income and cash flow are generally for the same items for which the Company presented its results “excluding items” in its earnings release on January 30, 2019.

	2018	2017	Change
U.S. GAAP net income	$155.9	$(265.4)	(158.7%)
Adjustment to state 2017 at 2018 actual exchange rates		(15.5)
Items excluded for incentive purposes:
Gains on disposal of assets including insurance recoveries	(18.7)	(9.1)
Amortization of intangibles of acquired beauty units	7.6	7.9
Re-engineering and impairment charges	20.7	74.4
Venezuela devaluation impact on balance sheet positions, net of currency conversion benefit	0.8	7.4
Tax impact of adjustments and implementation of U.S. tax reform	49.7	370.2
Intangible impairment	—	62.9
Exclude income taxes	75.3	78.7
Performance excluding “items” (non-U.S. GAAP press release basis)	291.2	311.5	(6.5%)

Adjustment to state at 2018 incentive exchange rates	14.8	26.6
Exclusion of Venezuela’s operating results	(0.3)	(8.4)
Other / rounding	—	(0.1)

Performance as measured for incentive purposes	$305.7	$329.6	(7.2%)

	2018	2017	Change
Cash flow from operating activities, net of investing activities	$97.4	$159.4	(38.9%)
Adjustment to state 2017 at 2018 exchange rates		(22.0)
Items excluded for incentive purposes:
Proceeds from disposal of assets including insurance recoveries	(38.8)	(12.7)
Re-engineering and impairment charges	34.7	17.7
Significant capital projects budgeted but unspent	(8.0)	(1.2)
Premium received in connection with new financing, net of amortized interests	0.5	0.5
Beauticontrol cash flow August through December 2017	—	0.1
Accounting change restricted cash	—	0.4
Other	9.2	8.6
Performance for incentive purposes excluding “items”	$95.1	$150.9	(37.0%)
Adjustment to state at 2018 incentive exchange rates	12.8	16.4
Exclusion of Venezuela operating cash flow results	0.8	5.7
Performance for incentive purposes	$108.7	$172.9	(37.1%)

Long-Term Incentive Programs

A primary objective of the Company’s compensation program is to align executive interests with long-term shareholder value creation. The Committee believes that emphasizing long-term compensation fosters this alignment. The Company provides such compensation opportunities to NEOs in the form of annual equity incentives with the objective of supporting development and execution of long-term operational and strategic plans. In addition, in certain circumstances, such as the critical retention or promotion of an employee to an executive officer role, the Committee may also grant special “off-cycle” awards of equity, including to NEOs.

Stock-Based Incentive Programs

Prior to 2018, the Committee approved target grant values in November, with the stock option award representing 45% of the target award value and granted at the time of Committee approval in November, and the remaining 55% of the target grant level granted in the form of performance share units in the following January and February, after the Committee approved performance goals. With the assistance of its executive compensation consultant, the Committee reviewed the elements, weighting and timing of the effectiveness of the Company’s stock-based incentive grants, considering market practices, accounting expense, potential benefit to participants and the tax consequences of the various awards. Based on such review, the Committee adjusted the stock-based incentive program beginning in November 2018 and added restricted stock units to the mix of stock-based incentive awards to NEOs and granted stock options and time-based restricted stock unit awards, each representing 25% of the target annual equity award value. The restricted stock units granted in November 2018 are eligible for enhanced retirement treatment (pro-rata vesting based on number of full months worked) upon a participant having attained a minimum of age 55 and provided 10 or more years of service, having given due notice as determined by the Committee (participants at the levels of Vice President and above require a minimum of at least 6 months’ notice) and the participant entering into a restrictive covenants agreement. At its February 2019 meeting, the Committee granted relative total shareholder return and earnings per share achievement performance share units, weighted 12.5% and 37.5% of total value of annual equity awards, respectively. Market research supported adding restricted stock units to the grant mix, as time-based restricted stock units are designed to provide greater stability in awarded value and support the retentive objectives of the Company’s executive compensation program. In approving the revised stock-based incentive program, the Committee retained stock options to provide incentive and leverage particularly when working to achieve stock price recovery. By providing awards in the form of time-based restricted stock units, stock options and performance share units, the Committee believes that the balance of value and opportunity is in line with market practices. The Committee considers these particular equity award types to be an effective way to incentivize shareholder value creation over the long-term.

Based on the effective date of the various awards, the 2018 Summary Compensation Table on page 39 includes as 2018 compensation the grant date fair value of performance share units awarded in 2018 that were approved in November 2017, and the grant date fair value of restricted stock units and stock options that were awarded in November 2018, with the annual award. Beginning in February 2020, the Committee intends to start making all annual equity award grants on the date of (or closely following) its February meetings, as the prior grant practice of awarding a portion of the total award in November and the remaining portions in January and February resulted in the equity grants being reported in different years for SEC disclosure purposes, as noted above. This shift in timing will mean there will be no annual grants in November 2019.

The sizing of the annual equity awards is determined by the Committee for each of the NEOs in consideration of the competitive practices described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”. At its November 2018 meeting, the Committee approved annual long-term incentive awards for each of the NEOS after careful consideration of their respective benchmark data, as described above under “Peer Group and Compensation Benchmarking” and “Pay Positioning for Executive Officers,” individual performance during the fiscal year and their tenure and experience within each officer’s respective roles. The Committee approved awards for Messrs. Goings, Poteshman and Garcia Rangel, and Mses. Stitzel and Gupta, in the total values of $2,000,000, $825,000, $500,000, $2,500,000 and $500,000, respectively, as allocated according to the described mix of annual awards.

Each NEO’s annual stock award values are translated into awards of restricted stock units, stock options and PSP awards. The following charts illustrate the previous and new mixes of equity award values by award type, and describes the intent, vesting and general terms of the awards.

Previous Annual Stock Award Chart (Prior to November 2018)

Annual Stock Award Chart (Effective November 2018)

Restricted Stock Units

Restricted stock unit awards represent a right to receive shares of common stock at the end of a specified vesting period. The Committee believes that the use of restricted stock units supports its compensation philosophy as they are considered a valuable tool in the attraction and retention of critical talent. During 2018, restricted stock unit awards were made to each of the NEOs in the November annual grant cycle, as described above under the heading “Stock-Based Incentive Programs.” In connection with her promotion to President and Chief Executive Officer on May 9, 2018, Ms. Stitzel received promotional restricted stock unit grants with an aggregate grant date fair value of $500,000, which will cliff vest on the third anniversary of the grant date. In connection with his promotion to executive officer status on January 1, 2018, Mr. Garcia Rangel received a promotional restricted stock unit grant with a grant date fair value of $200,000, which will cliff vest on the third anniversary of the grant date.

Stock Options

The Company’s executive officers and selected other members of management are eligible to receive stock options. Except in the case of premium priced options, stock options are granted with an exercise price that is equal to the closing price of the Company’s common stock on the date of grant. As a result, stock options require an increase in price in the underlying common stock for the award to have value. The Company’s annual stock option grants, including those made to the NEOs, vest in three equal annual installments and include a ten-year life before expiring, if unexercised.

During 2018, stock option awards were made to each of the NEOs in the November annual grant cycle with an exercise price equal to the grant date closing market price, as described above under the heading “Stock-Based Incentive Programs.” As the Committee determines to be necessary or desirable, options may be granted as part of a critical retention, promotion or new hire award. In connection with her promotion to President and Chief Executive Officer on May 9, 2018, Ms. Stitzel received a premium-priced stock option grant with a grant date fair value of $500,000, and an exercise price set 10% above the grant date closing price, to further align Ms. Stitzel’s interests with stockholders. This award will vest on the third anniversary of the grant date.

Performance Share Program

The Company’s executive officers and selected other management employees are eligible to participate in the Company’s PSP, a three-year stock-based performance program with annual overlapping award cycles. PSP awards represent performance share units, which result in the delivery of shares of Company common stock to participants on the achievement of key Company performance measures. Cumulative three-year goals are established, defining each measure’s achievement at a threshold, target and maximum performance level. Awards are expressed as a number of shares to be delivered for target level performance, based on achievement of these metrics. In addition, participants are eligible to receive dividends on performance share units if and when performance has ultimately been achieved and shares are earned. No shares, including related dividends, vest if achievement is less than threshold, while 150% of the target shares and the related dividends vest if achievement is equal to or above the maximum goal. The actual number of shares that vest is calculated using straight-line interpolation of results between threshold, target and maximum goals.

All executive officers, including each of the NEOs, were granted awards under the 2018-2020 PSP, according to the above description under the heading “Stock-Based Incentive Programs”—“Previous Annual Stock Award Chart”. For the 2018-2020 PSP, performance will be measured based on achievement against EPS and relative total shareholder return (rTSR) performance goals, pertaining to 75% and 25% of the target performance share units, respectively. The threshold, target and maximum goals under the 2018-2020 PSP for EPS were established by the Committee during the first quarter of 2018. The 2018-2020 EPS target goals were deemed to be reasonably achievable with strong management performance. rTSR for the 2018-2020 PSP will be measured as achievement versus a group of companies comprised of the S&P 400 MidCap Consumer Discretionary company index plus the companies identified as the 2018 Compensation Peer Group that remain in the peer group at the end of the performance period. For Company performance at the 35th percentile, threshold shares (50% of target share units) will be earned, at the 50th percentile 100% of target share units will be earned, and at the 75th percentile or greater, maximum shares (150% of target share units) will be earned.

Consistent with the 2018-2020 PSP design, performance under the 2016-2018 PSP was measured by achievement against EPS and rTSR performance goals, pertaining to 75% and 25% of the target units, respectively. The threshold, target and maximum goals under the 2016-2018 PSP for EPS were established by the Committee during the first quarter of 2016, based on the Company’s AIP target net income goal plus amounts 7% higher for each of 2017 and 2018, after adjusting for expected share repurchases. rTSR was measured as described above for the 2018-2020 PSP design, based on achievement versus the S&P 400 MidCap Consumer Discretionary company index plus the companies identified as the 2016 Compensation Peer Group, using the companies in the group both at the beginning and at the end of the performance period.

The following table illustrates the 2016-2018 PSP program’s EPS threshold, target and maximum goals, and the actual Company results as certified by the Committee at its meeting in February 2019.

Performance Share Plan Years	3-Year Aggregate Earnings Per Share				% of EPS
	Threshold	Target	Max	Result	Shares Earned
2016 – 2018	$12.43	$13.81	$15.19	$13.71	96.4%

In addition to achievement under the EPS goals, the Committee determined that the Company had performed at the 9th percentile of the described peer group, which resulted in none of the performance share units associated with the rTSR performance goal being earned by participating NEOs.

Overall achievement in the 2016-2018 PSP resulted in the vesting of 72.1% of each of the participating NEO’s total target awards. The following table details the target and the earned shares under the 2016-2018 PSP for each of the NEOs:

NEO (1)	Target PSP Units	Actual PSP Shares Earned (72.1% of Target)
E.V. (Rick) Goings	53,512	38,602
Patricia A. Stitzel	5,518	3,980
Michael S. Poteshman	8,276	5,970
Simon C. Hemus	17,654	12,735
Asha Gupta	5,518	3,980
(1)	Mr. Garcia Rangel was appointed as an executive officer effective January 1, 2018 and therefore did not receive a performance share grant in 2016.

Other Elements of Total Compensation

As described below, the Company provides NEOs with other benefits as part of each NEO’s total compensation. The Company’s benefits philosophy for executive officers is that benefits should provide employees protection from catastrophic events, enable employees to plan for their future and should allow the Company to be competitive in the marketplace for senior level executives.

Retirement and Savings Plans

Retirement plans for NEOs based in the United States include a qualified base retirement (defined benefit) plan that was frozen in 2005, a qualified retirement savings (401(k)) plan and a supplemental retirement plan (defined benefit portion frozen in 2005). Pursuant to the Company’s Executive Deferred Compensation Plan, certain executives including NEOs based in the United States may defer compensation. In addition, Mr. Hemus participated in a Select Deferred Compensation Plan, described on page 46 below, that was created by the Company in June 2008 in order to provide a continued deferred compensation opportunity to Mr. Hemus as a result of the termination of a similar arrangement with his former employer, Sara Lee Corporation, a division of which was acquired by the Company in 2005. Ms. Gupta also participates in the Global Benefits Plan, described on page 46 that provides retirement benefits for designated employees that cannot fully participate in other benefit plans due to the nature of their career assignments or job status.

The Executive Chairman participates in a supplemental executive retirement program (“SERP”), which was implemented in 2003. An important retention element of the Executive Chairman’s total compensation in years past, the SERP program reached its maximum service limit when Mr. Goings surpassed 20 years of service during 2012. The SERP was designed and is intended to provide a total retirement value for the Executive Chairman, and he will not receive duplicative retirement payments. The Board amended the terms of the SERP, effective February 21, 2018, to allow for continued deductibility under Section 162(m) of the Internal Revenue Code. This amendment effectively “froze” the SERP as of December 31, 2017 and, as a result, Mr. Goings’ payments pursuant to the SERP will only take into account compensation earned, and periods of employment which occurred, on or prior to such date. In 2018 the present value of the SERP benefit was reduced by age and service according to the program’s design. The net result of 2018 changes to the present value of the program was a decrease in the present value of Mr. Goings’ benefit by $2.3 million. As of December 31, 2018, the present value of the CEO’s accumulated net benefit under the SERP was $7,168,568, after reducing the gross benefit by $10,369,716 in offsets from other Company retirement plans, and is calculated as if the Executive Chairman had retired on the December 31, 2018 valuation date using a 4.36 percent effective long-term lump sum conversion interest rate. The Executive Chairman is the only participant in the SERP, and the Company does not intend to add additional participants in the future.

These plans are discussed in detail in the “Pension Benefits” and “2018 Non-Qualified Deferred Compensation” sections below.

Health and Welfare Plans and Perquisites

The NEOs receive certain competitive health and welfare benefits, as well as perquisites. Health and welfare benefits include medical, dental, disability and basic life insurance similar to that provided to other employees. For executive officers elected prior to January 1, 2011, the Company maintains an executive life insurance program that provides an additional coverage amount equal to one year’s salary capped at $700,000. Executive officers elected after that date are not eligible for this benefit.

Executive officers are also eligible for the following perquisites: car allowance, executive physical, matching contributions on certain charitable gifts, financial and tax planning and, for certain NEOs, country club membership dues. Perquisites and health and welfare benefits described above are offered in order to provide a total compensation package that is competitive with the marketplace for senior level executives as determined by evaluating peer and survey data.

Expatriate, Assignment & Relocation Benefits

In her former role as Group President, Asia Pacific and, now, Executive Vice President and Chief Strategy & Marketing Officer, Ms. Gupta receives monthly allowances that annualize to $140,285 for housing, $30,206 for dependent schooling and $7,108 for home leave. In his former role as Vice Chairman, Mr. Hemus received monthly allowances that annualized to $61,041 for housing, $26,772 for goods and services allowance and $5,475 for miscellaneous expenses. These benefits are consistent with the Company’s mobility policies. Benefits available in conjunction with various types of employee assignments can include goods and services allowances, housing, income taxes, relocation benefits, home leave, language training, immigration fees, and other items that may be considered on a case-by-case basis. These benefits are included in the “All Other Compensation” amount in the 2018 Summary Compensation Table, on page 39 below.

Change-in-Control Agreements

The Company has entered into change-in-control agreements with certain of its officers, including the NEOs. In the event of a change-in-control, these agreements provide benefits in lieu of the benefits offered under the Company’s severance policy generally applicable to employees. Change-in-control agreements have been implemented due to the Committee’s desire to provide, in the event of a threatened change-in-control, adequate retention devices to assure that senior management continues to operate the business through the conclusion of a change-in-control transaction. This program was designed with the advice of the Committee’s former independent compensation consultant, Aon Hewitt, and serves to attract and retain executives by providing a competitively designed element of executive compensation. The Company has adopted a policy that, subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions. Of the NEOs, as of the end of 2018, only Messrs. Hemus and Poteshman were entitled to tax gross-up provisions; however, based upon their retirements, these agreements are no longer effective. See “Change-in-Control Payments” on page 47 below, for additional discussion on change-in-control agreements.

Other Compensation Practices

Stock Ownership and Holding Requirements and Anti-Hedging and Pledging Policies

The Committee requires all NEOs to acquire and hold an amount of Company stock with a value equal to a multiple of the NEO’s annual salary. The required ownership multiple for the President & Chief Executive Officer and the Executive Chairman is six times her/his annual salary, and the multiple for the other NEOs is three times annual salary. If an NEO does not hold shares with a value at least equal to their required multiple of salary, at least 50% of the after-tax value of future received shares, net of the amount of any strike price, is required to be held until the requisite ownership level requirement is satisfied. The intention of the holding requirement is to provide a process for officers to reach their holding requirement when newly hired, newly promoted, or when fluctuations in the stock price or salary cause the value of their holdings to go below the required level, not due to an action he or she has taken. Provided an officer is complying with such holding requirement, he or she will not be considered to be out of compliance even if not at their full ownership level. Shares held for the purpose of measuring ownership include those that would be awarded under running performance share programs if forecast performance is achieved, as well as shares associated with unvested RSUs. As of December 29, 2018, all NEOs were in compliance with the Company’s stock ownership requirements.

The following table illustrates the equity program shares used to measure stock ownership requirements:

Private Ownership	Unvested Restricted Stock Units	Performance Share Programs (at forecast)	Stock Options
Yes	Yes	Yes	No

NEOs (and other employees who routinely become aware of material non-public information) may not hedge the economic risks involved in the ownership of Company stock through the use of derivative instruments. The Company’s stock trading policy prohibits the trading in exchange-based derivatives such as puts, calls, spreads, straddles, etc. related to the Company’s securities, including any publicly-traded debt securities, and it prohibits short selling and pledging of Company stock.

Recapture of Awards and Payments

The Company has a “clawback” policy that permits the Company to recover previous cash payments, deferrals of cash payments, or deliveries of common stock of the Company that were made pursuant to any incentive compensation award, including any discretionary award, in the event it is determined that the Company’s previously reported financial results have been misstated due to the error, omission, fraud or other misconduct of an employee of the Company or any of its subsidiaries, including a misstatement that leads to a restatement of previously issued financial statements. Whether the misstatement is significant enough to trigger a recovery is in the sole discretion of the Committee, using good faith. The Company may recover all or any portion of any award made to any participant with respect to a fiscal year of the Company when employee actions resulted in misstated financial information that formed the basis for the award. The maximum amount subject to recovery from a participant shall be the amount by which the affected award exceeded the amount that would have been payable had the financial information been initially prepared as adjusted to correct for the employee actions, or any lesser amount that the Committee may determine; provided, however, that in the case of a discretionary award, the Committee may make such determination as to the amount of any repayment it deems to have been based upon financial results that would have been adjusted to correct such employee actions, up to the total amount of the discretionary award. All “clawback” recoveries shall be in accordance with New York Stock Exchange listing requirements as may be promulgated from time to time. In 2018, no such triggering event or recovery occurred with respect to any of the NEOs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Cloninger (Chairperson), Mses. Cameron and Crofton and Messrs. Parker and Martinez were members of the Committee during 2018. None of the members of the Committee is or has been an executive officer of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 404 of SEC Regulation S-K. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2018.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the 2018 fiscal year-end and this 2019 proxy statement. Members of the Committee are:

Compensation and Management Development Committee

Kriss Cloninger III, Chairperson

Susan M. Cameron

Meg Crofton

Angel R. Martinez

David R. Parker

2018 SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of each of the Company’s Named Executive Officers (NEOs), including each individual who served as the Company’s Chief Executive Officer during 2018 and the Chief Financial Officer, for the years ended December 29, 2018, December 30, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
E.V. (Rick) Goings (7) Executive Chairman	2018	$704,328	$0	$3,250,102	$500,005	$0	$0	$182,442	$4,636,877
	2017	1,024,690	0	2,750,111	2,250,004	964,701	0	258,258	7,247,764
	2016	1,022,350	0	2,667,541	2,250,004	1,386,509	0	293,955	7,620,360
Patricia A. Stitzel President and CEO	2018	748,080	0	1,620,183	1,125,011	0	0	144,971	3,638,245
	2017	520,275	0	385,072	405,010	314,576	15,902	142,817	1,783,652
	2016	419,461	0	675,091	315,010	1,013,659	8,271	31,131	2,462,623
Michael S. Poteshman (8) EVP and CFO	2018	544,552	0	660,050	206,254	0	0	102,411	1,513,268
	2017	530,940	0	426,288	371,254	308,275	30,984	112,376	1,780,117
	2016	516,572	0	412,553	348,760	430,138	16,119	126,450	1,850,592
Simon C. Hemus (9) Vice Chairman	2018	626,524	0	880,036	0	0	n/a	252,775	1,759,335
	2017	627,964	0	880,033	720,007	409,369	n/a	142,630	2,780,004
	2016	626,248	0	880,041	720,001	588,362	n/a	172,117	2,986,769
Asha Gupta (10) Group President, Asia Pacific	2018	461,220	0	400,101	125,006	0	0	248,398	1,234,725
	2017	444,286	0	275,060	225,006	252,884	0	259,658	1,456,894
	2016	365,420	0	741,738	225,009	312,642	0	259,618	1,904,427
Luciano Garcia Rangel Group President, Latin America	2018	419,339	0	545,100	125,006	0	0	63,178	1,152,622

(1)

Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Code, and amounts deferred under the Executive Deferred Compensation Plan, as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2)

Amounts represent the aggregate grant date fair value of stock awards made during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The awards included in this column for 2018 include: (a) PSP shares subject to performance conditions, which are reported based on probable achievement of the underlying performance conditions at the time of grant, (b) restricted stock units granted in November 2018 as part of the annual equity grant to NEOs, (c) restricted stock units granted to Ms. Stitzel upon her election to President and Chief Executive Officer, which had a grant date fair value of $500,067, and (d) restricted stock units granted to Mr. Garcia Rangel upon his election as an executive officer, which had a grant date fair value of $200,040. Assuming that the highest level of performance conditions were to be achieved, for fiscal year 2018, the grant date fair value for each NEO’s PSP award would be as follows: Mr. Goings, $4,125,116; Mr. Hemus, $1,320,054; Ms. Stitzel, $742,628; Mr. Poteshman, $680,663; Ms. Gupta, $412,643; and Mr. Garcia Rangel, $330,080. The assumptions used in the valuations may be found in Note 14 of the Company’s 2018 Annual Report on Form 10-K.

(3)

Amounts represent the aggregate grant date fair value of option awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The grant date fair value was determined using a Black-Scholes valuation applied to the number of shares granted under an option. The assumptions used in the Black-Scholes valuations and the resulting values per share may be found in Note 14 of the Company’s 2018 Annual Report on Form 10-K.

(4)	For 2018, the amounts reported in this column represent actual payouts under the Company’s AIP relating to 2018 performance.

(5)

Amounts represent the actuarial change in the present value of the NEO’s benefit under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in determining the amounts in the Company’s financial statements. The Company’s U.S. plan was frozen in 2005. Mr. Hemus was hired after the plan freeze date and therefore not eligible to participate in the Company’s pension plans. Ms. Gupta is not a participant in the U.S. plans; instead, she is a participant in the Global Benefits Plan. Mr. Garcia Rangel transferred to the U.S. after the plan freeze date and therefore not eligible to participate in the Company’s pension plans. The following table includes the change in the actuarial present value of the eligible NEOs’ benefits, by plan:

Name	Qualified Base Retirement Plan	Non-Qualified Defined Benefit Supplemental Plan	Supplemental Executive Retirement Plan (SERP)	Total
E.V. (Rick) Goings	$27,243	$128,267	$(2,269,073)	$(2,113,563)
Patricia A. Stitzel	(13,225)	(686)	n/a	(13,911)
Michael S. Poteshman	(19,434)	(6,785)	n/a	(26,219)

The increases reported above for Mr. Goings, as applicable, are a result of the actuarial increases related to late retirement and assumption changes (lower effective long-term conversion rate and updated mortality tables) while the decrease to the SERP was a result of changes in actuarial assumptions, and Company contributions and earnings in the defined contribution and frozen defined benefit programs. The SERP also decreased due to late retirement. The present value of accumulated pension benefits for Ms. Stitzel and Mr. Poteshman decreased due to assumption changes (higher pre-retirement discount rate and effective long-term lump sum conversion interest rate and updated mortality tables) and the underlying increase in their present value of benefit that occurs related to age (i.e., being one year closer to retirement). References to “n/a” mean not applicable.

(6)

For 2018, the All Other Compensation column includes amounts related to executive perquisites provided by the Company, which may include executive physical, club dues, company car, financial and tax services, life insurance premiums and contributions provided by the Company pursuant to either the Tupperware Brands Corporation Retirement Savings Plan and/or the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan. The following table details each of the applicable amounts included in the 2018 Summary Compensation Table under the heading “All Other Compensation”.

As described under the heading “Expatriate, Assignment & Relocation Benefits” above, Mr. Hemus received monthly assignment benefits of (a) $5,087 for housing, (b) $2,231 for goods and services allowance and (c) $456 for miscellaneous expense, and Ms. Gupta receives monthly assignment benefits of (i) $11,690 for housing, (ii) $2,517 for dependent schooling and (iii) $592 for home leave. She also received $18,698 for spousal airfare in 2018, included in the chart below. These benefits are valued based on the aggregate incremental cost to the Company and represent the amounts paid directly to, or on behalf of, Mr. Hemus and Ms. Gupta, as applicable.

Item	E.V. (Rick) Goings	Patricia A. Stitzel	Michael S. Poteshman	Simon C. Hemus*	Asha Gupta*	Luciano Garcia Rangel
Club Dues	$19,256	$26,476	$—	$16,849	$5,491	$—
Car Allowance / Transportation Allowance	14,089	14,400	13,200	33,372	37,238	13,200
Health Savings Account (HSA) Company Contribution	—	—	1,000	—	—	—
Gifts Received	—	—	—	8,006	—	—
Financial / Tax Services	—	—	1,880	5,000	—	—
Overseas Assignment Benefits	—	—	—	93,288	196,297	—
DC Portion of the TW Retirement Savings Plan Company Contribution	23,463	23,463	23,463	23,463	—	23,463
DC Portion of the TW Supplemental Plan Company Contributions	123,862	76,373	57,315	66,993	—	26,515
DC Contribution to the Global Benefits Plan	—	—	—	—	9,372	—
Executive Physical	—	4,259	4,259	4,259	—	—
Life Insurance Premiums	1,772	—	1,294	1,545	—	—
Company Match on Charitable Contributions	—	—	—	—	—	—

All Other Compensation	$182,442	$144,971	$102,411	$252,775	$248,398	$63,178

*

Mr. Hemus’ Overseas Assignment Benefits paid locally converted to U.S. dollars from Swiss Francs using the 2018 year-end exchange rate of 1.02 Swiss Francs per U.S. dollar. Ms Gupta’s amounts converted to U.S. dollars from Singapore dollars using the 2018 year-end exchange rate of 0.73 Singapore dollars per U.S. dollar.

(7)	Mr. Goings is retiring from his employment position of Executive Chairman on May 22, 2019, and has been nominated for re-election as a director.

(8)

Mr. Poteshman retired from the Company on March 31, 2019, and is party to a six-month Consulting Agreement effective April 1, 2019, providing him a monthly retainer of $20,000 and an hourly billing rate for services provided.

(9)	Mr. Hemus retired from the Company on December 31, 2018.

(10)

Ms. Gupta’s base salary and compensation information is illustrated in U.S. dollars using the year-end exchange rates of 0.73, 0.75 and 0.69 Singapore dollars per U.S. dollar for 2018, 2017 and 2016, respectively.

2018 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of non-equity performance-based awards and equity-based compensation awards made to the NEOs during 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name and award program	Grant Date	Threshold	Target	Maximum	Threshold #	Target #	Maximum #
E.V. (Rick) Goings
Annual Incentive Program	n/a	$262,981	$525,962	$1,051,924
rTSR-Based PSP Award	01/16/2018				5,416	10,831	16,247				$687,552
EPS-Based PSP Award	02/21/2018				20,417	40,834	61,251				2,062,525
Stock Options	11/01/2018								85,325	$37.16	500,005
Restricted Stock Units	11/01/2018							13,456			500,025
Patricia A. Stitzel
Annual Incentive Program	n/a	409,471	818,942	1,637,884
rTSR-Based PSP Award	01/16/2018				975	1,950	2,925				123,786
EPS-Based PSP Award	02/21/2018				3,676	7,351	11,027				371,299
Restricted Stock Units	05/09/2018							5,846			250,033
Restricted Stock Units	05/09/2018							5,846			250,033
Premium Priced Stock Options	05/09/2018								69,736	47.05	500,007
Stock Options	11/01/2018								106,656	37.16	625,004
Restricted Stock Units	11/01/2018							16,820			625,031
Michael S. Poteshman
Annual Incentive Program	n/a	189,360	378,720	757,440
rTSR-Based PSP Award	01/16/2018				894	1,787	2,681				113,439
EPS-Based PSP Award	02/21/2018				3,369	6,738	10,107				340,336
Stock Options	11/01/2018								35,197	37.16	206,254
Restricted Stock Units	11/01/2018							5,551			206,275
Simon C. Hemus
Annual Incentive Program	n/a	244,000	488,000	976,000
rTSR-Based PSP Award	01/16/2018				1,733	3,466	5,199				220,022
EPS-Based PSP Award	02/21/2018				6,534	13,067	19,601				660,014
Asha Gupta
Annual Incentive Program	n/a	139,908	279,816	559,632
rTSR-Based PSP Award	01/16/2018				542	1,084	1,626				68,812
EPS-Based PSP Award	02/21/2018				2,042	4.084	6,126				206,283
Stock Options	11/01/2018								21,332	37.16	125,006
Restricted Stock Units	11/01/2018							3,364			125,006
Luciano Garcia Rangel
Annual Incentive Program	n/a	120,000	240,000	480,000
Restricted Stock Units	01/02/2018							3,194			200,040
rTSR-Based PSP Award	01/16/2018				434	867	1,301				55,037
EPS-Based PSP Award	02/21/2018				1,634	3,267	4,901				165,016
Stock Options	11/01/2018								21,332	37.16	125,006
Restricted Stock Units	11/01/2018							3,364			125,006

(1)	Represents the range of possible future payouts under the AIP. For Ms. Gupta the amount has been converted to U.S. dollars at an exchange rate of 0.73 Singapore dollars per U.S. dollar.

(2)

Represents the number of performance share units awarded under the 2018-2020 Performance Share Program, which may vest subject to either relative total shareholder return (rTSR) or earnings per share (EPS) goals over the 2018-2020 performance period, as described under the heading “Performance Share Program” above.

(3)

Represents restricted stock units awarded under the 2016 Incentive Plan. Ms. Stitzel’s May 9, 2018 and Mr. Garcia Rangel’s January 2, 2018 awards vest on the third anniversary of the grant date. Restricted stock units with a grant date of November 1, 2018 vest one-third on each of the first, second and third anniversaries of the grant date.

(4)

Represents stock options awarded under the 2016 Incentive Plan. Ms. Stitzel’s May 9, 2018 premium priced stock options vest on the third anniversary of the grant date. These options were awarded with an exercise price equal to ten percent above the closing price on the New York Stock Exchange. The November 1, 2018 option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange of a share of common stock on the grant date. These options vest one-third on each of the first, second, and third anniversaries of the grant date and have a 10-year term.

(5)

Reflects the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718 and, for awards subject to performance-based conditions, is calculated based on the probable achievement level of the underlying performance conditions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2018

The following table provides information regarding outstanding equity awards held by each of the NEOs as of December 29, 2018, incorporating the closing Company stock price on the last trading day of the fiscal year of $31.18 per share.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
E.V. (Rick) Goings	127,450	0		48.30	11/17/19
	139,900	0		47.31	11/03/20
	122,650	0		54.92	11/15/21
	127,300	0		61.03	11/07/22
	69,460	0		86.32	11/06/23
	115,293	0		63.98	11/05/24
	167,114	0		55.55	11/12/25
						38,602	(1)	$1,203,610
	140,581	70,291	(2)	58.90	11/17/26
									16,827	(3)	$524,666
									51,231	(3)	$1,597,383
	71,565	143,130	(4)	58.21	11/01/27
									16,247	(5)	$506,566
									61,251	(5)	$1,909,806
	0	85,325	(6)	37.16	10/31/28
						13,456	(7)	$419,558
Patricia A. Stitzel	1,534	0		47.31	11/03/20
	2,767	0		54.92	11/15/21
	4,300	0		61.03	11/07/22
	4,720	0		86.32	11/06/23
	11,886	0		63.98	11/05/24
	17,229	0		55.55	11/12/25
						3,980	(1)	$124,096
						6,110	(8)	$190,510
	19,682	9,841	(2)	58.90	11/17/26
									2,357	(3)	$73,476
									7,173	(3)	$223,654
	12,882	25,764	(4)	58.21	11/01/27
									2,925	(5)	$91,202
									11,027	(5)	$343,806
	0	69,736	(9)	47.05	05/08/28
						5,846	(10)	$182,278
						5,846	(10)	$182,278
	0	106,656	(6)	37.16	10/31/28
						16,820	(7)	$524,448
Michael S. Poteshman	21,450	0		54.92	11/15/21
	23,850	0		61.03	11/07/22
	11,800	0		86.32	11/06/23
	17,829	0		63.98	11/05/24
	25,843	0		55.55	11/12/25
						5,970	(1)	$186,145
	21,790	10,896	(2)	58.90	11/17/26
									2,609	(3)	$81,333
									7,941	(3)	$247,600
	11,808	23,617	(4)	58.21	11/01/27
									2,681	(5)	$83,578
									10,107	(5)	$315,136
	0	35,197	(6)	37.16	10/31/28
						5,551	(7)	$175,245
Simon C. Hemus	13,284	0		54.92	11/15/21
	27,600	0		61.03	11/07/22
	25,200	0		86.32	11/06/23
	38,082	0		63.98	11/05/24
	55,131	0		55.55	12/31/24
						12,735	(1)	$397,077
	44,986	22,493	(2)	58.90	12/31/24
									5,385	(3)	$167,904
									16,394	(3)	$511,149
	22,901	45,802	(4)	58.21	12/31/24
									5,199	(5)	$162,105
									19,601	(5)	$611,144

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Asha Gupta	3,200	0		61.03	11/07/22
	4,720	0		86.32	11/06/23
	11,886	0		63.98	11/05/24
	17,229	0		55.55	11/12/25
						3,980	(1)	$124,096
						3,000	(11)	$93,540
						4,583	(8)	$142,898
	14,058	7,030	(2)	58.90	11/17/26
									1,683	(3)	$52,476
									5,124	(3)	$159,766
	7,156	14,314	(4)	58.21	11/01/27
									1,626	(5)	$50,699
									6,126	(5)	$191,009
	0	21,332	(6)	37.16	10/31/28
						3,364	(7)	$104,890
Luciano Garcia Rangel	2,360	0		86.32	11/06/23
	991	0		63.98	11/05/24
	2,872	0		55.55	11/12/25
						3,000	(12)	$93,540
						2,292	(8)	$71,465
	8,435	4,218	(2)	58.90	11/17/26
						934	(13)	29,122
	5,725	11,451	(4)	58.21	11/01/27
						3,194	(14)	$99,589
									1,301	(5)	$40,550
									4,901	(5)	$152,798
	0	21,332	(6)	37.16	10/31/28
						3,364	(7)	$104,890

(1)	Performance share units pursuant to the 2016 - 2018 Performance Share Program, vested at 72.1% on February 20, 2019.

(2)

Options will vest on November 18, 2019. Mr. Hemus retired on December 31, 2018, and will vest in this award, with exercisability through December 31, 2024. Mr. Poteshman retired on March 31, 2019, and will vest in this award, with exercisability through March 31, 2021. Mr. Goings is expected to retire on May 22, 2019, and will be eligible to vest in this award, with exercisability through May 22, 2025.

(3)

Performance share units pursuant to the 2017 - 2019 Performance Share Program; value illustrated at 150% of target achievement, the maximum under the program. Awards will be prorated for Messrs. Goings and Hemus as a result of their retirements. Mr. Poteshman forfeited this award upon his retirement on March 31, 2019.

(4)

Options will vest in two equal annual installments beginning November 2, 2019. Mr. Hemus retired on December 31, 2018, and will vest in this award, with exercisability through December 31, 2024. Mr. Poteshman retired on March 31, 2019, and will vest in the half of this award that will vest on November 2, 2019, with exercisability through March 31, 2021. Mr. Goings is expected to retire on May 22, 2019, and will be eligible to vest in this award, with exercisability through May 22, 2025.

(5)

Performance share units pursuant to the 2018 - 2020 Performance Share Program; value illustrated at 150% of target achievement, the maximum under the program. Awards will be prorated for Messrs. Goings and Hemus as a result of their retirements. Mr. Poteshman forfeited this award upon his retirement on March 31, 2019.

(6)

Options will vest in three equal annual installments beginning November 1, 2019. Mr. Poteshman retired on March 31, 2019, and will vest in the third of this award that will vest on November 1, 2019, with exercisability through March 31, 2021. Mr. Goings is expected to retire on May 22, 2019, and will be eligible to vest in this award, with exercisability through May 22, 2025.

(7)

Restricted stock units will vest in three equal annual installments beginning November 1, 2019. Awards will be prorated for Messrs. Goings and Poteshman as a result of their retirements, in the amounts of 2,243 and 771 shares, respectively and released on their retirement dates.

(8)	Restricted stock units will vest on October 3, 2019.

(9)	Premium priced options will vest on May 9, 2021.

(10)	Restricted stock units will vest on May 9, 2021.

(11)	Restricted stock units will vest on May 24, 2019.

(12)	Restricted stock units will vest March 17, 2019.

(13)	Restricted stock units will vest November 18, 2019.

(14)	Restricted stock units will vest January 2, 2021.

OPTION EXERCISES AND STOCK VESTED IN 2018

The following table sets forth stock option exercises and stock vested for the NEOs during the year ended December 29, 2018.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E.V. (Rick) Goings	—	—	35,710	$1,803,712
Simon C. Hemus	—	—	11,796	595,816
Patricia A. Stitzel	—	—	3,682	185,978
Michael S. Poteshman	—	—	5,522	278,916
Asha Gupta	—	—	3,682	185,978
Luciano Garcia Rangel	—	—	1,347	50,028

PENSION BENEFITS

The following table sets forth all pension benefits for the Company’s NEOs as of and for the year ended December 29, 2018.

2018 PENSION BENEFITS TABLE

Name (1)	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
E.V. (Rick) Goings	Tupperware Brands Corporation Base Retirement Plan	13	$670,062	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	13	3,154,740	0
	Supplemental Executive Retirement Plan (SERP)	20	7,168,568	0
Patricia A. Stitzel	Tupperware Brands Corporation Base Retirement Plan	8	101,294	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	8	5,253	0
Michael S. Poteshman	Tupperware Brands Corporation Base Retirement Plan	12	159,941	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	12	55,838	0

(1)

Mr. Goings is currently eligible for retirement. Mr. Hemus was hired after the plan freeze date and Mr. Garcia Rangel transferred into the U.S. after the plan freeze date therefore neither is eligible to participate in these plans, and Ms. Gupta does not participate in a pension program.

(2)

Under the Tupperware Brands Corporation Base Retirement Plan and the Tupperware Brands Corporation Supplemental Plan (DB portion), the number of years of credited service is less than actual years of service because the plans were frozen in 2005. Similarly, Mr. Goings reached the maximum service allowable under the design of his SERP during 2012.

(3)

The assumptions used to determine the present values of accumulated benefits are consistent with those used in the Company’s financial statements. See Note 13 in the Company’s 2018 Annual Report on Form 10-K. Since the Executive Chairman is over the normal retirement age under the plan of 65, the pre-retirement discount rate does not apply to his benefits.

Base Retirement Plan

The Company’s Base Retirement Plan (“BRP”) is a defined benefit plan with an annual normal retirement (age 65) benefit defined as 1 percent of qualified earnings (base salary plus incentive bonus) plus prior plan participation benefits. The BRP was frozen as of June 30, 2005, and does not provide any benefit accruals after that date. Early retirement eligibility is defined as achieving at least age 55 with 10 or more years of service upon separation from the Company. There is an early retirement reduction factor for an active employee entering retirement that is 0.2 percent per month from age 62 to 65 and 0.4 percent per month prior to age 62. Upon retirement, participants may elect to receive the benefit in the form of a (1) single sum payment; (2) single life annuity; (3) ten year certain and continuous option; or (4) joint and survivor annuity option with the survivor level at 50 percent, 66 2/3 percent, 75 percent or 100 percent. Participants may receive a lump sum payment if they leave the Company pre-retirement.

Supplemental Plan (Defined Benefit Portion)

The defined benefit portion of the Tupperware Brands Corporation Supplemental Plan (the “Supplemental Plan”) accounts for benefits that would have been earned under the BRP were it not for limits imposed under Sections 415 and 401(a)(17) of the Code. Accruals under the defined benefit portion of the Supplemental Plan were also frozen as of June 30, 2005. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant. A lump sum payout may be taken if a participant leaves the Company pre-retirement.

Supplemental Executive Retirement Plan

The Executive Chairman also participates in a SERP, which, based on his greater than 20 years of service, provides for a benefit of 60 percent of final average SERP pay. Final average SERP pay means the average of the three highest annual cash compensation amounts, taking into account salary plus non-equity incentive plan compensation, during the last five years of service. The described benefit under this SERP was implemented under the condition that the Executive Chairman would not receive duplicative retirement payments. The ultimate SERP benefit will be reduced by benefits under the BRP and the Supplemental Plan (defined benefit portion) and the lump sum actuarial value of Company contributions and the investment returns on those contributions under the Retirement Savings Plan and the Supplemental Plan (defined contribution portion) and will be paid out upon the Executive Chairman’s retirement, in a lump sum. As of December 31, 2018, the present value of the Executive Chairman’s accumulated net benefit under the SERP was $7,168,568, after reducing the gross benefit by $10,369,716 in offsets from other Company retirement plans, and is calculated as if the Executive Chairman had retired on the December 29, 2018 valuation date using a 4.36 percent effective long-term lump sum conversion interest rate. The Board amended the terms of the SERP, effective February 21, 2018, to ensure continued deductibility under Section 162(m) of the Internal Revenue Code. This amendment effectively “froze” the final average SERP pay as of December 31, 2017 and, as a result, Mr. Goings’ payments pursuant to the SERP will take into account only compensation earned, and periods of employment which occurred, on or prior to such date. The Company has not implemented a SERP for any other executive and it does not intend to add additional participants in the future.

2018 NON-QUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

Pursuant to the Company’s Executive Deferred Compensation Plan (the “EDCP”), certain executives, including the NEOs, may defer compensation. Elections are made by eligible executives in June of the current plan year for current year annual incentive payout deferral and in December prior to the start of each year for subsequent year salary deferral. An executive may defer up to 50 percent of base salary and all or a portion of his or her annual incentive compensation. Deferred amounts accrue investment gains or losses equal to the gains or losses under the participant-selected investment funds shown below, which had the following annual rates of return for the year ending December 29, 2018, as reported by Fidelity Investments, the administrator of the program:

Name of Fund	Rate of Return
Fidelity Government Cash Reserves	1.52%
Fidelity U.S. Bond Index Fund - Premium Class	0.03%
Fidelity Extended Market Index Fund - Premium Class	(9.36%)
Fidelity 500 Index Fund - Premium Class	(4.40%)
Fidelity International Index Fund - Premium Class	(13.52%)

An executive may elect an in-service distribution under the EDCP. He or she must specify, at the time of the deferral election, the date that payments are to begin and whether distribution will be through a lump sum payment or a series of annual installments over five, 10 or 15 years. Deferrals for each plan year must remain in the plan a minimum of three years. In the case of retirement or termination, an executive will be paid no earlier than six months following the executive’s retirement or termination date.

Select Deferred Compensation Plan

The Select Deferred Compensation Plan (the “SDCP”) was created by the Company in June 2008 in order to provide a continued deferred compensation opportunity to Mr. Hemus as a result of the termination of a similar arrangement with his former employer, Sara Lee Corporation, a division of which was acquired by the Company in 2005. The balance in the account was adjusted as of the last day of 2018 to reflect the 3.09% average 2018 rate of return on 30-year U.S. treasury bonds. Under the plan, Mr. Hemus was paid his account balance in the form of a cash lump sum after his departure from the Company.

Global Benefits Plan

The Tupperware Brands Corporation’s Global Benefits Plan (the “TBCGP”) provides retirement benefits for designated employees that cannot fully participate in other benefit plans due to the nature of their career assignments or job status. Ms. Gupta became a participant in the TBCGP on January 1, 2014 upon her election to Group President, Asia Pacific. She receives a defined contribution amount equal to 2% of her base salary and annual incentive program payment. The balance in her account was adjusted as of the last day of 2018 to reflect the 3.09% average 2018 rate of return on 30-year U.S. treasury bonds. Under the plan, Ms. Gupta will be paid an amount equal to her account balance in the form of a cash lump sum, as soon as administratively possible after her departure from the Company.

Supplemental Plan (Defined Contribution Plan Portion)

The defined contribution portion of the Company’s Supplemental Plan serves as a spill-over plan for participants with compensation that results in deferrals that exceed the limitation under Section 401(a)(17) of the Code. The participant may not continue to defer his or her own earnings, but receives credit for all employer contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $120,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above (excluding the Executive Chairman) whose annual rate of base pay on June 30, 2005 exceeded $120,000, and who are actively employed as of each fiscal year end. The interest credited to participants’ accounts in 2018 equals the 3.09% average 2018 rate of return on 30-year U.S. treasury bonds. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant.

2018 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the deferred compensation activity under the EDCP, SDCP, TBCGP and the defined contribution portion of the Supplemental Plan, for the Company’s NEOs as of and for the fiscal year ended December 29, 2018.

Name	Plan Name	Executive Contributions in FY 2018 ($)	Registrant Contributions in FY 2018 ($)(1)	Aggregate Earnings in FY 2018 ($)(2)	Aggregate Withdrawals/ Distributions in FY 2018 ($)	Aggregate Balance at December 31, 2018 ($)(3)
E.V. (Rick) Goings	Tupperware Brands Corporation Supplemental Plan (DC portion)	$0	$123,862	$225,138	$0	$7,538,577
	Tupperware Brands Corporation Executive Deferred Compensation Plan	0	0	(519,467)	0	4,686,362
Simon C. Hemus	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	66,993	44,577	0	1,516,502
	Tupperware Brands Corporation Select Deferred Compensation Plan	0	0	1,339	0	44,591
Patricia A. Stitzel	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	76,373	9,629	0	360,465
Michael S. Poteshman	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	57,315	33,277	0	1,135,026
Asha Gupta	Tupperware Brands Corporation Global Benefits Plan	0	9,372	1,747	0	67,569
Luciano Garcia Rangel	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	26,515	5,880	0	213,334

(1)	All Registrant (Company) contributions are included in the Summary Compensation Table.

(2)

In 2018, the interest rate earned under the Supplemental Plan, SDCP and TBCGP was 3.09%. The only NEO who participated in the EDCP in 2018 was Mr. Goings, under which the investments decreased by $519,467, representing a return of (10.0%).

(3)	Amounts include Executive and Registrant Contributions over the previous 5 years, except for Ms. Gupta who was not a participant in any non-qualified deferred compensation plan prior to 2014:

Name	Executive and Registrant Contributions in FY 2017 ($)	Executive and Registrant Contributions in FY 2016 ($)	Executive and Registrant Contributions in FY 2015 ($)	Executive and Registrant Contributions in FY 2014 ($)	Executive and Registrant Contributions in FY 2013 ($)
E.V. (Rick) Goings	$190,486	$233,607	$147,162	$248,195	$336,207
Simon C. Hemus	83,553	102,110	65,427	119,769	162,060
Patricia A. Stitzel	77,614	57,483	27,484	17,912	14,430
Michael S. Poteshman	67,341	79,946	52,196	66,148	78,103
Asha Gupta	13,906	14,190	11,925	14,154	0
Luciano Garcia Rangel	59,599	47,545	19,576	26,840	9,651

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-in-Control Payments

Each NEO is (or was, prior to retirement) a party to a change-in-control agreement with the Company under which, in certain circumstances, payments, including perquisites and health and welfare benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO’s employment within a two-year period after the change-in-control. A termination would only trigger payments if made by the Company other than for “cause” or “disability,” or by the executive upon “good cause,” which would involve a substantial diminution of job duties, a material reduction in compensation or benefits, a change in reporting relationship, a relocation or increased business travel, a failure of a successor company to assume the agreement or a breach of the agreement by the Company or a successor company.

A change-in-control is generally defined to mean an acquisition by one investor of over 35 percent of the Company’s capital stock, the replacement of a majority of the Company’s incumbent directors, shareholder approval of a complete liquidation or dissolution of the Company, or the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company. In May 2017, the Company increased the shareholder ownership threshold triggering a “change-in-control” in future change-in-control agreements and under the 2016 Incentive Plan from 20% to 35%. Mses. Gupta and Stitzel’s thresholds in their agreements remain at 20%, and Mr. Garcia Rangel’s threshold is 35%. The agreements for Messrs. Goings, Hemus and Poteshman terminated on May 9, 2018, December 31, 2018 and March 31, 2019, respectively, based on their retirements as CEO, COO and CFO (even though Mr. Goings remained as Executive Chairman thereafter).

The payments to a NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any outstanding AIP or long-term cash incentive program at target level, other than any Gainsharing Program, as those do not generate a change-in-control payment, as well as an amount equal to a multiple of the sum of the NEO’s annual base salary plus AIP at target level for the year of termination. (This multiple is three times for Mses. Gupta and Stitzel and Mr. Garcia Rangel, and was three times for Messrs. Goings, Hemus and Poteshman prior to their retirements). The NEOs would also receive health and welfare benefits for a three-year period; car allowance, financial planning, executive physical, and club membership, if applicable, for a one-year period; and a one-time payment for outplacement services of up to $50,000.

The change-in-control agreements also include (except as noted below) a modified gross-up provision, pursuant to which the Company will “gross-up” a NEO for the amount of any excise tax (and the amount of any income tax that is owed on such gross-up payment) that becomes due under Sections 280G and 4999 of the Code as a result of payments under the change-in-control agreements. The agreements provide that a NEO will be entitled to such a gross-up if the total amount of the payments owed under the change-in-control agreement is equal to at least 120% of the highest amount that the executive would be entitled to receive without becoming subject to the excise tax. If, however, the amount that the executive would receive under the change-in-control agreement is less than 120% of the highest amount that the executive would be entitled to receive under the change-in-control agreement without becoming subject to the excise tax, the amount that would be paid to the NEO under the change-in-control agreement would be reduced to the amount at which no excise tax would apply. The Company has adopted a policy that subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions. Consequently, the agreements for Mr. Garcia Rangel and Mses. Stitzel and Gupta do not provide for gross-up of taxes.

Under the terms of the Company’s shareholder-approved incentive plan, if there were a change-in-control and the executive’s employment were terminated, there would be the following payments or benefits in addition to those in the change-in-control agreements: (i) long-term performance-based equity incentive plans would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) all outstanding stock options would be immediately vested and exercisable; and (iii) restrictions upon all outstanding restricted stock or restricted stock unit awards would be eliminated and such shares would be distributed to the NEOs. The amounts of the benefits that the NEOs would receive as described above under the change-in-control employment agreements were established using competitive information about the market at the time the agreements were established.

Severance Agreement with CEO

In connection with his retirement as CEO, Mr. Goings’ change-in-control and severance agreements terminated, effective May 9, 2018. Ms. Stitzel, who became the CEO on May 9, 2018, does not have a severance agreement.

Other Termination Provisions

The Company’s incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination.

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 29, 2018. The price per share of the Company’s stock as of the fiscal year-end used in calculating the value of outstanding stock was $31.18.

2018 PAYMENTS UPON HYPOTHETICAL TERMINATION

AND TERMINATION FOLLOWING A CHANGE-IN-CONTROL

Name	Item of Compensation	Termination Upon Death	Termination Upon Disability	Termination Upon Retirement	Involuntary Termination Not for Cause or for Good Reason	Termination for Cause	Voluntary Resignation	Termination Upon Change in Control(8)
E.V. (Rick) Goings	AIP(1)	0	0	0	0	0	0	0
	Performance Share Program(2)	2,029,232	2,029,232	2,029,232	0	0	0	3,796,658
	Unvested Stock Option and Restricted Stock Unit Awards(3)	419,558	0	11,654	0	0	0	419,558
	Value of Benefits(4)	0	0	0	0	0	0	0
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	0
	Executive Life Benefit (7)	700,000	0	0	0	0	0	0
	Total Payments	3,148,790	2,029,232	2,040,886	0	0	0	4,216,216

Patricia A. Stitzel	AIP(1)	0	0	0	0	0	0	892,500
	Performance Share Program(2)	228,055	228,055	156,573	0	0	0	477,277
	Unvested Stock Option and Restricted Stock Unit Awards(3)	1,079,514	0	0	0	0	0	1,079,514
	Value of Benefits(4)	0	0	0	0	0	0	177,315
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Executive Life Benefit(7)	0	0	0	0	0	0	0
	Total Payments	1,307,569	228,055	156,573	0	0	0	7,854,106

Michael S. Poteshman	AIP(1)	0	0	0	0	0	0	378,720
	Performance Share Program(2)	313,996	313,996	234,860	0	0	0	593,609
	Unvested Stock Option and Restricted Stock Unit Awards(3)	173,080	0	4,808	0	0	0	173,080
	Value of Benefits(4)	0	0	0	0	0	0	169,655
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	2,714,160
	Executive Life Benefit(7)	511,000	0	0	0	0	0	0
	Total Payments	998,076	313,996	239,668	0	0	0	4,029,224

Simon C. Hemus	AIP(1)	0	0	0	0	0	0	488,000
	Performance Share Program(2)	609,939	609,939	609,939	0	0	0	993,079
	Unvested Stock Option and Restricted Stock Unit Awards(3)	0	0	0	0	0	0	0
	Value of Benefits(4)	0	0	0	0	0	0	191,293
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	3,294,000
	Executive Life Benefit(7)	610,000	0	0	0	0	0	0
	Total Payments	1,219,939	609,939	609,939	0	0	0	4,966,372

Asha Gupta	AIP(1)	0	0	0	0	0	0	278,599
	Performance Share Program(2)	207,658	207,658	156,573	0	0	0	386,264
	Unvested Stock Option and Restricted Stock Unit Awards(3)	341,327	0	0	0	0	0	341,327
	Value of Benefits(4)	0	0	0	0	0	0	102,488
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	2,228,793
	Executive Life Benefit(7)	0	0	0	0	0	0	0
	Total Payments	548,986	207,658	156,573	0	0	0	3,337,472

Luciano Garcia Rangel	AIP(1)	0	0	0	0	0	0	240,000
	Performance Share Program(2)	0	0	0	0	0	0	46,714
	Unvested Stock Option and Restricted Stock Unit Awards(3)	398,605	0	0	0	0	0	398,605
	Value of Benefits(4)	0	0	0	0	0	0	172,600
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	1,920,000
	Executive Life Benefit(7)	0	0	0	0	0	0	0
	Total Payments	398,605	0	0	0	0	0	2,777,919

(1)

Current year AIP payment calculated at actual performance for each NEO’s relevant program goals for 2018 in the event of death, disability, retirement, involuntary termination without cause and target performance in the event of termination under change-in-control. If a participant ceases to be employed for any other reason, the participant forfeits all rights to an award under the AIP.

(2)

With the exception of termination upon change-in-control, amounts included are the pro-rata portion of awards under the 2016-2018, 2017-2019 and 2018-2020 Performance Share Programs calculated at forecasted achievement plus dividends declared during the performance period through the end of 2018. Upon a change-in-control, with or without termination, the pro-rata portion of the same awards are calculated at target achievement plus accrued dividends.

(3)

Included in such amounts is the year-end 2018 intrinsic value of in-the-money stock options which would be accelerated upon a termination and the value of all restricted stock and restricted stock unit awards upon which restrictions would lapse upon a termination. In the event of death, all unvested stock options and restricted stock and restricted stock units would become immediately and fully vested. In the event of termination upon disability, stock options would continue vesting in accordance with the original vesting schedule and restricted stock and restricted stock units would be forfeited. In the event of termination upon retirement: (i) stock options would continue vesting in accordance with the original vesting schedule between one and six years, with continued exercisability between two and six years (but not to exceed the life of the option), if age and service criteria are met; and (ii) restricted stock and restricted stock units would be forfeited, with the exception of restricted stock units granted on November 1, 2018, which vest pro-rata based on the number of full months worked during the restricted period, provided the NEO was at least age 55 with 10 or more years of service and had given due notice as determined by the Committee. In the event of an involuntary termination not for cause, stock options would continue vesting for one year and restricted stock and restricted stock units would be forfeited. In the event of termination for cause, or on a voluntary resignation, all unvested awards would be forfeited. In the event of termination upon change-in-control, all unvested stock options and restricted stock and restricted stock units would become immediately and fully vested.

(4)

For NEOs, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of three years of healthcare insurance and life insurance premiums and the value of one year of car allowance, financial planning, executive physical, and club membership, if applicable, as provided under the agreement.

(5)

The Company determined that no NEO would receive an excise tax and gross-up payment. However, Ms. Stitzel, who is not eligible to receive an excise tax or gross-up payment from the Company, would have triggered an excise tax of $1,220,462 under Sections 280G and 4999 of the Code upon a hypothetical qualifying termination following a change-in-control. The Company determined the amount of the excise tax payment by multiplying by 20% the “excess parachute payment” that would arise in connection with payments made to Ms. Stitzel upon a qualifying termination of employment following a change-in-control. The excess parachute payment was determined in accordance with the provisions of Section 280G of the Code.

(6)

Under the NEO’s change-in-control agreements, represents an amount equal to three times the sum of the NEO’s annual salary and the AIP payment that would have been payable for the last fiscal year at the target level. In the event of death after a change-in-control, payments are made consistent with the above except that payment is reduced by the basic life insurance benefit paid or payable and any salary paid after the one-year anniversary of the change-in-control. In the event a NEO’s employment is terminated by the Company for cause after a change-in-control, the NEO will receive none of the payments outlined above. In the event of a triggering termination of employment, each NEO would also receive payments disclosed under the tables relating to pension benefits and non-qualified deferred compensation. Gainsharing Program awards do not accelerate in the event of change-in-control or other termination.

(7)

Equal to one times base salary, capped at $700,000, payable under the executive life insurance benefit in the event of death. Mr. Garcia Rangel and Mses. Stitzel and Gupta are not eligible to participate in this benefit.

(8)

The value of incentives payable as of December 29, 2018 under a change-in-control without termination of employment (and without a successor substituting awards with equivalent awards) for the NEOs under equity programs would have been $4,216,216, $993,079, $1,556,791, $766,689, $727,591 and $445,319 for Messrs. Goings and Hemus, Ms. Stitzel, Mr. Poteshman, Ms. Gupta and Mr. Garcia Rangel, respectively.

2018 CEO TO MEDIAN EMPLOYEE PAY RATIO

The Company’s 2018 CEO to median employee pay ratio is estimated to be 198:1, down from 357:1 for 2017. For 2018, the Company maintained the median employee as was disclosed for 2017. The Company identified its median employee for 2017 by collecting the full employee population’s 2017 salary, wages, bonus and incentive payroll data as of December 1, 2017, as compiled from the Company’s payroll records.

The CEO compensation used to calculate the CEO to Median Employee Pay Ratio reflects the annualized pay package for Ms. Stitzel consisting of $850,000 base salary, $2,500,000 in annual fair market value performance share, restricted stock units and stock option grants and other annualized benefit values related to perquisites and retirement benefits outlined in this proxy, plus $1,000,000 fair market value of restricted stock and premium priced stock options related to Ms. Stitzel’s election as President and Chief Executive Officer granted in May 2018.

The following table reflects the CEO and median employee summary compensation table amounts used to calculate the ratio:

Summary Compensation Table	President and CEO	Median Employee
Total Compensation	$4,510,999	$22,790
Ratio	198 : 1

The Company believes this ratio is appropriate for the Company, as it reflects the Company’s global reach with lower cost of employment related to international manufacturing facilities. As a global organization, approximately 96% of the Company’s employees are outside the United States and approximately 82% of the entire workforce is in emerging economy countries. In addition, the analysis method used by the Company includes sales employees employed by the Company’s beauty business in Mexico, who are compensated predominantly through commission.

There has been no other change in employee population or employee compensation arrangements that the Company believes would significantly affect the pay ratio disclosure.

2018 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board in 2018. Mr. Goings and Ms. Stitzel are not separately compensated for their service as directors. Messrs. Monteiro de Castro and Parker are retiring from the Board at the 2019 annual meeting at the end of their current terms.

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Stock Awards(1) ($)	Changes in Pension Value and Nonqualified Compensation Earnings ($)		All Other Compensation(2) ($)	Total ($)
Catherine A. Bertini	100,000		130,021			3,662	233,683
Susan M. Cameron	68,000	50,000	130,021			3,662	251,683
Kriss Cloninger III	129,500		130,021			162	259,683
Meg Crofton	100,000		130,021			162	230,183
Angel R. Martinez	101,500		130,021			162	231,683
Antonio Monteiro de Castro	123,000		130,021			162	253,183
David R. Parker	114,500		130,021			162	244,683
Richard T. Riley	50,000	50,000	130,021			3,662	233,683
Joyce M. Roché	76,500	25,000	130,021	4,318	(3)	3,115	238,954
M. Anne Szostak	100,000		130,021			3,662	233,683

(1)

Aggregate grant date fair value of equity awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The value of awards per share is the closing market price of the Company’s common stock on the date of grant ($42.77).

(2)

Includes product samples with an at cost value of approximately $162 and a match on charitable contributions made in 2018 as part of the Company’s matching gift program in the amount of $3,500 for Mses. Bertini, Cameron and Szostak and Mr. Riley, and in the amount of $2,953 for Ms. Roché.

(3)

Represents an amount of accrued interest in 2018 on Ms. Roché’s deferred fees and expenses. Ms. Roché is a participant in the Tupperware Brands Director’s Deferred Compensation Plan, under which interest earned was at a range between 4.5 and 5.25 percent.

The number of outstanding shares under stock options, restricted stock and restricted stock units for each non-employee director at the 2018 fiscal year-end were:

Director	Stock Options	Restricted Stock	Restricted Stock Units
Catherine A. Bertini	0	1,500	12,141
Susan M. Cameron	0	0	3,040
Kriss Cloninger III	0	1,500	7,110
Meg Crofton	0	0	3,040
Angel R. Martinez	0	1,500	21,140
Antonio Monteiro de Castro	0	0	4,479
David R. Parker	0	1,500	24,939
Richard T. Riley	0	0	3,040
Joyce M. Roché	0	1,500	24,939
M. Anne Szostak	0	1,500	3,040

Director Compensation Philosophy, Design and Stock Ownership

Each May, the Nominating and Governance Committee, working in conjunction with management and Meridian (the Board’s external compensation consultant), reviews the Company’s non-employee director compensation program value and design and approves a plan for the coming year. This review compares the Company’s plan against trends and best practices in the external marketplace. For the purpose of determining market compensation, the Nominating and Governance Committee uses the same compensation peer group developed for executive compensation benchmarking noted above under the heading “Peer Group & Compensation Benchmarking”.

The Company’s director compensation, which has not changed since May 2016, is comprised of the following elements: non-employee directors of the Company each receive an annual retainer fee of $230,000. The retainer fee is awarded 56.5% in restricted stock units ($130,000) and 43.5% in cash ($100,000). The cash payment may be paid instead in stock, at the director’s election. The restricted stock units vest on the date of the following annual shareholder meeting, unless vesting is deferred beyond that date in accordance with Section 409A of the Code. In addition to the annual retainer, the Nominating and Governance Committee chairperson receives an additional retainer fee of $15,000 per year, the Audit, Finance and Corporate Responsibility Committee and Compensation and Management Development Committee chairpersons each receive an additional retainer fee of $20,000 per year, and the Presiding Director receives an additional retainer of $15,000 per year (except when also serving as a committee chairperson, in which case the Presiding Director instead receives an aggregate additional retainer of $30,000 per year). Meeting fees are not paid unless the total number of meetings exceeds 12 in any year, after which a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended will be made (other than telephonic meetings of the Audit, Finance and Corporate Responsibility Committee to review the financial statements prior to the Company’s release of earnings, for which directors would not be paid incrementally). The Company also provides a grant of 1,000 shares of the Company’s common stock to each new non-employee director after three months of service on the Board.

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gifts to eligible organizations and institutions. Non-employee directors may also receive compensation in the form of Company merchandise.

The Company’s non-employee directors are required to own stock of the Company under the same program as the Company’s NEOs, described above under the heading “Stock Ownership Requirements and Anti-Hedging and Pledging Policies”, at a value of five times the value of the cash portion of their annual retainer. Stock ownership is subject to a holding requirement of at least 50% of the after-tax value of future received shares, net of the amount of any strike price, for any non-employee director not at their required ownership level, until such ownership level requirement is satisfied. The intention of the holding requirement is to provide a process for non-employee directors to reach their holding requirement when newly elected or when fluctuations in the stock price cause the value of their holdings to be below the required level. Provided a non-employee director is complying with such holding requirement, he or she will not be considered to be out of compliance if not at their full ownership level. Shares held for the purpose of measuring ownership include those that would be awarded under running performance share programs if forecast performance is achieved. As of December 29, 2018, all directors were in compliance with the Company’s stock ownership requirements. In addition, non-employee directors may not hedge the economic risks involved in the ownership of Company stock through the use of derivative instruments. The Company’s stock trading policy prohibits non-employee directors and employees from trading in exchange-based derivatives such as puts, calls, spreads, straddles, etc. related to the Company’s securities, including any publicly-traded debt securities, and it prohibits short selling and pledging of Company stock.

2.	Advisory Vote to Approve the Company’s Executive Compensation Program

Section 14A of the Exchange Act requires the Company to include in its proxy statement at least once every three years an advisory vote regarding Named Executive Officer compensation. In accordance with the preference expressed by shareholders in the 2018 advisory vote regarding the frequency of voting on the Company’s executive compensation program, the Company is holding such advisory votes on an annual basis. The Company asks that you indicate your approval of the compensation paid to its NEOs under its executive compensation program as described in this proxy statement in the Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

The Board acknowledges the importance of considering shareholder concerns about executive compensation practices and policies of the Company, and welcomes the input of shareholders. The Board, through the efforts of its Compensation Committee, believes that it has created over a period of years a strong culture of pay-for-performance. This culture has resulted in an executive compensation program that makes a substantial amount of the executives’ overall compensation dependent upon Company performance. In 2018, the portion of performance-based compensation for the new CEO and on average for the three other NEOs (Mr. Hemus is excluded due to his retirement and because his position is not expected to be filled) as a percentage of total target direct compensation equaled 80.0 percent and 66.2 percent, respectively. In addition, the mix of short, medium and long-term performance-based objectives included in the incentive compensation structure is considered to create an appropriate balance of motivations in an effort to ensure that the Company’s short-term and long-term strategies are realized and increase shareholder value.

In 2018, the Company’s local currency sales were down 3%, excluding a 2-point negative impact from winding down the Company’s Beauticontrol business in the third quarter of 2017 and from combining its units in Japan as of the beginning of 2018. Non-U.S. GAAP diluted earnings per share in local currency, as reported in the Company’s January 2019 earnings release, decreased versus 2017 by 11 percent in U.S. dollars and 5 percent in local currency. This was in line with the sales comparison, as lower profit on lower sales in Europe (notwithstanding benefits achieved under the 2017 revitalization program) and Asia Pacific, and elevated costs in Brazil, were partially offset by the improved value chain in North America, including not having the 2017 sales of Beauticontrol and its loss, and lower corporate costs mainly from lower expense of management incentive programs. U.S. GAAP earnings per share of $3.11 was significantly better than the 2017 loss per share of $5.22, with the main differences composed of charges associated with the enactment of The Tax Cuts and Jobs Act of 2017 that were lower than such charges in 2018, lower re-engineering costs from the revitalization program announced in July 2017, and the 2017 non-cash impairment charge associated with purchase accounting goodwill that did not recur in 2018, along with a higher amount of gains associated with Orlando land sales and a transaction related to a warehouse in Japan. These amounts were partially offset by the elements related to non-GAAP diluted earnings per share outlined above. As measured for incentive purposes, pre-tax income decreased by 7 percent in 2018 versus 2017. Cash flow from operating activities, net of investing activities at $97 million in 2018, was below $160 million in 2017, primarily from lower profit by the segments and higher cash outflows, most significantly related to amounts due at the beginning versus end of the periods for non-income taxes and amounts due for recurring costs in light of a lower level of business in certain units and higher amounts paid in connection with the Company’s 2017 revitalization program. Additionally, there was a higher cash outflow from inventory produced but not sold. This was partially offset by higher proceeds from Orlando land transactions and from the transaction related to a warehouse in Japan. Cash flow as measured for incentive purposes at $108.7 million in 2018 was 47% of net income as measured for incentive purposes. In light of Company performance in 2018 being below its threshold goals for pre-tax income and cash flow, there were no incentive payouts for executive officers with worldwide responsibility. (See page 32 for a reconciliation from U.S. GAAP to incentive basis for pre-tax income and cash flow.)

In 2018, shareholders demonstrated their support of the Company’s executive compensation practices and policies, as evidenced by approximately 97% of votes cast in favor of the Company’s executive compensation program.

Shareholders are being asked to adopt the following resolution:

Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement under Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

3.	Proposal to Approve the Tupperware Brands Corporation 2019 Incentive Plan

The shareholders are asked to approve the Tupperware Brands Corporation 2019 Incentive Plan (the “Plan”), which was approved by the Board at its February 21, 2019 meeting, subject to shareholder approval. A full copy of the Plan is attached as Appendix A.

If approved, the Plan will replace the Tupperware Brands Corporation 2016 Incentive Plan (the “Existing Plan”) and no further awards will be made under the Existing Plan. Any shares remaining available under the Existing Plan will be rolled into the Plan, and will be available for future grants under the Plan. The terms and conditions of outstanding awards under the Existing Plan will not be affected by the adoption or approval of the Plan, and the Existing Plan will remain in effect with respect to such outstanding awards.

The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of participants to those of the Company’s shareholders and by providing participants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to attract, motivate and retain the services of participants upon whose judgment, interest and special efforts the successful conduct of its operations largely is dependent.

The Company is committed to using equity incentive awards prudently and within reasonable limits. The Company’s historic average burn rate over the past three fiscal years, representing equity award grants as a percentage of total shares outstanding is 1.9% percent.

If the Plan is adopted by our shareholders, we will continue to be able to make equity incentive awards, which we believe are critical for attracting, motivating, rewarding and retaining a talented management team who will contribute to our success. If the Plan is not adopted by our shareholders, the Company will continue to operate the Existing Plan pursuant to its current provisions.

The following is a description of the material terms of the Plan. This description is qualified in its entirety by reference to the Plan, a copy of which has been included as Appendix A to this Proxy Statement. Capitalized terms used below are defined in the Plan.

Plan Highlights

Some of the key features of the Plan are as follows:

•	The Plan shall be administered by a committee of the Board (the “Committee”) comprised entirely of independent, non-employee directors;

•

No award under the Plan may vest in less than one year from the date of grant, provided that this requirement will not apply for up to 5% of the shares initially authorized for issuance under the Plan, and provided further that the Committee may provide for accelerated vesting in an award agreement or otherwise, including upon a change of control or termination of employment;

•

“Fungible share ratio” provisions contained in the Existing Plan have been excluded – resulting in a smaller new share authorization as compared with the new share authorization the Company sought in 2016;

•

“Liberal share recycling” is prohibited–meaning that the Plan does not recycle shares that were not issued or delivered upon the net settlement or net exercise of an option or SAR, or shares delivered to or withheld by the Company to pay the purchase price or withholding taxes relating to an outstanding award;

•	Options and SARs granted under the Plan may not be repriced without shareholder approval;

•

Dividend equivalent rights with respect to Options and SARs are prohibited and any dividend or dividend equivalent rights granted with respect to any other award under the Plan will be subject to the same vesting conditions as the underlying award;

•

Under the terms of the Plan, outstanding awards are subject to double trigger vesting upon a change of control – meaning that both a qualifying termination of employment and a change of control must occur prior to the accelerated vesting of awards in a transaction where such awards are assumed by an acquirer; if such awards are not assumed in a change of control by the acquirer, then the awards will vest in full upon such change of control; and

•	The Plan includes a clawback policy allowing for the recovery of awards upon a restatement of financial results.

Description of the Plan

Participants

Eligible persons to participate in the Plan include all employees of the Company or its subsidiaries, as well as its directors and consultants. As of March 25, 2019, approximately 250 employees and 11 independent directors would be eligible to participate in the Plan if selected for participation by the Committee.

Available Shares of Common Stock

The number of shares of Common Stock of Tupperware available for stock-based awards under the Plan will be 850,000 shares plus all shares remaining under the Existing Plan, all of which may be granted in the form of incentive stock options. As of May 22, 2019, the Company estimates that a total of 2.6 million shares will be available under the Plan, after considering the new share authorization of 850,000 shares and the shares remaining under the Existing Plan. The number of available shares under the Plan will be reduced by the sum of the aggregate number of shares which become subject to outstanding awards. Shares awarded or subject to purchase under the Plan or the Existing Plan (or any other plan maintained by the Company under which equity awards remain outstanding) that are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of an award, or the termination, expiration or cancellation of an award, or settlement of any award in cash rather than shares of common stock, will again be available for issuance under the Plan and will be added to the share reserve pool, provided that any addition to the share reserve pool will be adjusted by (i) whatever factor or factors (i.e., fungible share ratio) were applied to determine the number of shares originally deducted from the share reserve pool under the Plan or (ii) with respect to awards granted under a prior equity plan, whatever factor or factors applied to determine the number of shares originally deducted from the share reserve pool under such prior equity plan. If, on the other hand, the option exercise price, purchase price and/or tax withholding obligation under an award is satisfied by the Company retaining shares or by the participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered will be deemed delivered for purposes of determining the share reserve pool and will not again be available for issuance under the Plan. Under the terms of the Plan, the aggregate value of cash compensation and the grant date fair value of shares that may be awarded or granted during any fiscal year of the Company to any director may not exceed $600,000. The closing price of a share of the Company’s common stock as reported on the New York Stock Exchange on March 25, 2019 was $24.69.

Administration of the Plan

The Plan will be administered by the Compensation and Management Development Committee of the Board, which will be composed of at least two members of the Board, each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and “independent” within the meaning of the rules of the New York Stock Exchange or the principal stock exchange on which the shares are then traded. The Compensation and Management Development Committee may delegate its duties to the Board, a subcommittee of the Committee, the Chief Executive Officer or other members of management, except that awards and matters relating to the officers of the Company will be made or administered only by the Committee. Awards made to directors of the Company will be made under the Plan by the Nominating and Governance Committee of the Board (together with the Compensation and Management Development Committee, the “Committee”).

Performance Goals

Under the Plan, the Committee may provide that the grant, vesting or conditions to exercise may be conditioned on the achievement of performance goals. The measures applicable to a particular award will be determined by the Committee at the time of grant. Performance goals may be based exclusively on the attainment of one or any combination of the following related to all or a portion of the Company’s operations or on an individual basis: specified levels of net income or earnings per share (including earnings per share from continuing operations), operating income, segment profit, revenues, return on operating assets, productivity, compliance, efficiency, return on equity, return on invested capital, stockholder return (measured in terms of stock price appreciation) and/or total stockholder return (measured in terms of stock price appreciation plus cash dividends), achievement of cost control, working capital turns (including related to individual components of working capital, including days outstanding), cash flow, economic value added, total or active sales force growth, stock price of the Company, or any other goal selected by the Committee whether or not listed in the Plan. Performance goals may also include the performance of any individual participant (other than remaining employed by the Company or a subsidiary), satisfactory attainment of personal or project based objectives, and/or the attainment of a threshold performance rating under the Company’s performance management program. The performance goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations.

The applicable performance goals may be applied on a pre- or post-tax basis and may be adjusted to include or exclude components of any performance goal, including, without limitation: (1) asset write-downs, including but not limited to those related to purchase accounting intangibles and amortization of those intangibles; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs, including but not limited to both costs classified as exit costs and those not classified as such; (5) amounts recorded in connection with pension settlements; (6) acquisitions or divestitures; (7) the disposition of property, plant and equipment outside the ordinary course of business, including casualty losses, and related insurance recoveries; (8) unusual or nonrecurring items; (9) the translation impact of changes or differences in currency exchange rates compared with those used in setting such a performance goal; (10) the impact of significant currency devaluation on balance sheet positions in countries accounted for as hyper-inflationary; (11) the non-cash portion of excess tax benefits from share-based payment arrangements and/or (12) the impact of significant changes in capital structure, including its equity and debt.

Minimum Vesting Provisions

Under the terms of the Plan, no award will be exercisable or will vest and be settled prior to the one (1)-year anniversary of the date of grant; provided, however, that (i) this minimum vesting restriction will not apply to awards with respect to the number of shares which, in the aggregate, do not exceed 5% of the total number of shares initially available for awards under the Plan, and (ii) such minimum vesting provision will not restrict the right of the Committee to provide in an award agreement or at any other time for the acceleration or continuation of the vesting or exercisability of an award upon or after a change in control, a termination of employment or otherwise.

Types of Awards Available Under the Plan

The following types of equity-based awards may be made under the Plan: performance awards in the form of performance shares and performance share units, non-qualified and incentive stock options, stock appreciation rights, and stock awards in the form of restricted stock and restricted stock units.

Performance Awards

Performance awards may be used to create annual or long-term incentives. The Committee will have the discretion to establish the nature of the performance measures, the individual targets applicable to such measures and the maximum awards to participants, as well as the right to make adjustments. Goals may be established which focus on specific performance by individuals or units within the Company, as well as the Company as a whole. The Committee will establish target levels for each performance measure, with different levels of awards to be paid for each level. Different measures may be used for different management groups. These awards may be payable either in cash, shares, or a combination of cash and shares. Any dividends or dividend equivalents with respect to performance awards will be subject to the same restrictions as the underlying awards. Awards may also be established in which the Committee requires the payment of a purchase price.

Stock Options and Stock Appreciation Rights

Stock options may be issued under the Plan in the form of “non-qualified” or “incentive” stock options. Stock appreciation rights may be issued either in tandem with stock options or on a freestanding basis. Upon exercise of a stock appreciation right, a participant is generally entitled to receive an amount equal to the difference between the fair market value of the shares at the time of grant and the fair market value of the shares at the time of exercise. The amount may be payable in common stock or, to the extent provided for in the applicable award agreement, cash or a combination of cash and stock. The exercise price of a stock option or stock appreciation right may not be less than the fair market value of the price of a share of common stock of the Company on the date of the grant, and after grant without shareholder approval neither stock options nor stock appreciation rights may be repriced (whether by amendment, cancellation and replacement with another grant, or for cash or a lower-priced award). Payment of the exercise price of a stock option may be in cash, in shares having a fair market value equal to the aggregate exercise price, or a combination of cash and shares. Stock options and stock appreciation rights may be exercisable at times and for periods as established by the Committee, but in no event beyond ten (10) years from the date of grant.

Restricted Stock and Restricted Stock Unit Awards

The Committee may make restricted stock and restricted stock unit awards of the Company’s common stock. During the restriction period applicable to a restricted stock award, participants may vote the shares represented by restricted stock awards. Dividends declared upon the restricted stock and dividend equivalent amounts on restricted stock unit award shares will accrue and be subject to the same vesting restrictions as the underlying award. Restricted stock awards and restricted stock unit awards will be forfeited by participants if they cease to be employed by the Company or cease serving as a director of the Company, as the case may be, prior to the lapse of restrictions, unless otherwise determined by the relevant committee.

Other Stock-Based Awards

The Committee may grant awards of common stock and other awards under the Plan that are valued in whole or in part by reference to, or are otherwise based upon the Company’s common stock. Any dividends or dividend equivalents with respect to other stock-based awards will be subject to the same restrictions as the underlying awards.

Change of Control

In the event of a “change of control” (as defined by the Plan), an acquirer may substitute outstanding awards with equivalent substitute awards. If awards are substituted and within two years following a change of control, the participant is terminated without cause or, in the case of an executive officer, resigns for good reason, then the participant’s outstanding awards immediately will become vested and exercisable, with performance awards vesting based on actual performance through the date of termination of employment, as specified in the award agreement. In the event awards are not assumed by an acquirer, then all outstanding awards immediately will become vested and exercisable, with performance awards vesting based on based on actual performance through the date of the change of control, as specified in the award agreement.

Clawbacks

In the event it is determined that the Company’s previously reported financial results have been misstated due to error, omission, fraud or other misconduct, including a misstatement that leads to a restatement of previously issued financial statements, any previous compensation, including any cash payment, deferral of cash payment, or delivery of common stock of the Company which was made pursuant to any incentive compensation award will be subject to recovery by the Company as the Committee, in its sole discretion, shall in good faith determine. The Company may recover all or any portion of any award made to any participant with respect to a fiscal year of the Company when misstated financial information that formed the basis for the award occurs. The Committee will also have the power to (i) recover from a participant any shares delivered in connection with an award, and/or (ii) cancel an outstanding award in connection with such an action. Furthermore, in the event that the Company is required to restate its financial statements due to material non-compliance with financial reporting requirements, the Company will recover from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, such excess amounts that the executive officer would not have received under the restated financial statements. This recovery shall be in accordance with New York Stock Exchange listing requirements as may be promulgated from time to time. Under the terms of the Plan, the clawback provisions will be modifiable by action of the Board without additional shareholder approval, to the extent required to conform to the requirements relating to clawback under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or as otherwise required by applicable law or New York Stock Exchange listing requirements.

Term of the Plan and Amendments

The Board may terminate, modify or amend the Plan at any time, except that no modifications may be made without shareholder approval if (i) such approval is required by applicable law, rule or regulation or (ii) such amendment would increase shares available under the Plan, modify the Plan’s eligibility requirements, materially increase the benefits accruing under the Plan, modify the repricing prohibitions included in the Plan, or modify the director compensation limits under the Plan. The term of the Plan is ten (10) years from the date of shareholder approval.

Certain Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences, pursuant to the tax laws in effect as of the date of this proxy statement, of awards made under the Plan. Federal income tax laws are complex and subject to different interpretations, and the following summary is not a complete description of the possible federal income tax consequences of awards made under the Plan. The following also does not address the state, local, foreign or other tax consequences of awards made under the Plan. The following should not be interpreted as tax advice.

There are generally no federal income tax consequences to either the Company or the participant as a result of the grant of a “non-qualified” or “incentive” stock option, or upon the exercise of an “incentive” stock option. Upon the exercise of a “non-qualified” stock option, however, the participant will recognize ordinary income (and be subject to income tax withholding, if an employee) based upon the difference between the exercise price and the fair market value of the shares on the date of exercise, and a federal income tax deduction is generally available to the Company for the same amount, except to the extent that the deduction limits of Section 162(m) of the Code apply. Generally, federal income taxes are payable by the participant upon the sale of shares received in the exercise of an “incentive” stock option, the amount and nature of which are dependent upon the length of time between the date the option was exercised and the date the stock was sold.

The grant of an SAR has no immediate federal income tax consequences to the participant or the Company. Upon the exercise of an SAR, the participant will recognize ordinary income (and be subject to income tax withholding, if an employee) equal to the amount of cash received, the fair market value on the date of transfer of the shares of common stock delivered, or the sum of any combination of cash and shares. The Company is generally entitled to a corresponding federal income tax deduction at the time ordinary income is recognized by the participant, except to the extent that the deduction limits of Section 162(m) of the Code apply.

A participant will not recognize taxable income at the time of the grant of shares of restricted stock, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding, if an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding, if an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and be subject to income tax withholding, if an employee), rather than dividend income. A participant will not recognize taxable income at the time of the grant of a restricted stock unit. A participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding in the case of an employee) generally at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by the Company. The Company is generally entitled to a corresponding federal income tax deduction at the time ordinary income is recognized by the participant with respect to restricted stock or restricted stock units, except to the extent the deduction limits of Section 162(m) of the Code apply.

A participant will not recognize taxable income at the time performance award grants are made, and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will generally recognize compensation taxable as ordinary income (and be subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. The Company is generally entitled to a corresponding federal income tax deduction at the time ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply.

Section 162(m) generally limits to $1 million the amount that a publically held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer, chief financial officer and certain of the corporation’s current and former executive officers.

New Plan Benefits

Because benefits under the Plan will depend on the Committee’s actions and the fair market value of the Company’s common stock on various future dates, it is not possible to determine at this time the benefits that might be received by employees, non-employee directors and consultants if this Plan is approved.

Vote Required

As required by the NYSE Listed Company Manual, approval of Proposal 3 requires approval by a majority of the votes cast. Abstentions will be treated as “votes cast” for purposes of this proposal only and will have the same effect as a vote “against” Proposal 3 for purposes of determining whether Proposal 3 has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE TUPPERWARE BRANDS CORPORATION 2019 INCENTIVE PLAN.

4.	Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 28, 2019, which appointment will be proposed for ratification at the 2019 annual meeting. PricewaterhouseCoopers LLP served as the independent registered public accounting firm of the Company for fiscal year 2018.

Services performed by PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2018 fiscal year included, among others: the annual audit of the Company’s consolidated financial statements and internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; and consultations in connection with various statutory accounting, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the 2019 annual meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

Although the appointment of PricewaterhouseCoopers LLP is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees (inclusive of out-of-pocket expenses) related to the 2018 and 2017 fiscal years payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP, are as follows:

Type of Fee	2018 ($)	2017 ($)
Audit Fees	4,381,542	4,238,459
Audit-Related Fees (1)	174,549	156,675
Tax Fees (2)	4,289,113	2,764,528
All Other Fees (3)	12,000	9,934
Total	8,857,204	7,169,596

(1)	Audit-related fees primarily include services for assistance with statutory financial statement reporting.

(2)

Tax fees include services for tax compliance services, including the preparation of tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with the impact of U.S. tax reform, tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings.

(3)	All other fees were for software license renewal, continuing professional education events, and packaging verification.

Approval of Services

The Audit Committee approves the audit and non-audit services, and the fees related thereto, to be provided by PricewaterhouseCoopers LLP in advance of the service. During fiscal year 2018 the Committee pre-approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD AND THE AUDIT

COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 28, 2019.

5.	Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the 2019 annual meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with his or her judgment.

Shareholder Proposal Notice Requirements

The Company’s By-Laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board or a proposal submitted for inclusion in the Company’s proxy solicitation materials as described below) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. As previously disclosed, on November 1, 2018, the Board approved the amendment and restatement of the By-Laws to, among other items, more fully develop the advance notice provisions for shareholder nominations for director and shareholder business proposals. Any shareholder who desires to nominate a candidate for election as a director or submit a proposal to be raised from the floor during the Company’s 2020 annual meeting of shareholders, other than a proposal submitted for inclusion in the Company’s proxy solicitation material (as described below), should send to the Secretary of the Company at the principal office of the Company a signed written notice of such nomination or proposal (as applicable), which must be received no earlier than January 23, 2020 and no later than February 21, 2020, and must comply with the applicable requirements of the By-Laws. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company’s proxy solicitation material relating to the Company’s 2020 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than December 7, 2019.

Expenses and Methods of Solicitation

The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Okapi Partners LLC has been retained by the Company to assist in the solicitation of proxies for a base fee not to exceed $9,500, (with select additional campaign services to be provided if requested at an additional fee), plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

When a shareholder has not opted to receive this proxy and related materials electronically, only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent has received contrary instructions from a shareholder. However, if, under this procedure, a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company’s Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050. The Company agrees to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders and proxy statement, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered.

By order of the Board of Directors

Karen M. Sheehan

Executive Vice President,

Chief Legal Officer and Secretary

Dated: April 5, 2019

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Submit a Proxy Telephonically or

Electronically in Accordance with the Enclosed Instructions.

If You are Submitting a Proxy by Mail, Complete and Sign the Enclosed Proxy and

Return It Promptly in the Accompanying Postpaid Envelope.

Appendix A

TUPPERWARE BRANDS CORPORATION

2019 INCENTIVE PLAN

Adopted by Board of Directors on February 21, 2019

Approved by Stockholders on May     , 2019

ARTICLE 1.          Establishment, Purpose, and Duration

1.1.          Establishment of the Plan. Tupperware Brands Corporation, a Delaware corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “Tupperware Brands Corporation 2019 Incentive Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards and other stock-based and non-stock-based awards. The Plan shall become effective as of the Effective Date, and shall remain in effect as provided in Section 1.3 herein.

1.2.          Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company’s stockholders and by providing Participants with an incentive for outstanding performance of the Company’s objectives and strategies while undertaking an appropriate level of risk. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special efforts the successful conduct of its operations largely is dependent.

1.3.          Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect for ten (10) years thereafter, subject to the right of the Board of Directors to terminate, amend or modify the Plan at any time pursuant to Article 16 herein, except that any awards issued and outstanding under the Plan shall remain effective beyond the expiration of the Plan in accordance with their terms.

ARTICLE 2.          Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)            “Award” means, individually or collectively, a grant under this Plan of Non-Qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards or other stock-based awards as specified in Article 11.

(b)            “Award Agreement” means a written or electronic agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

(c)            “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)            “Beneficiary” means a person who may be designated by a Participant pursuant to Article 12 and to whom any benefit under the Plan is to be paid in case of the Participant’s death or physical or mental incapacity, as determined by the Committee, before he or she receives any or all of such benefit.

(e)            “Board” or “Board of Directors” means the Board of Directors of the Company.

(f)            “Cause” means (i) “Cause” as defined in any employment, consulting or similar agreement between the Participant and the Company or one of its Subsidiaries or affiliates (an “Individual Agreement”), or (ii) if there is no such Individual Agreement or if it does not define Cause, (A) conviction of a Participant for committing a felony under federal law or the laws of the jurisdiction in which such action occurred,

(B) dishonesty in the course of fulfilling a Participant’s employment duties, (C) willful and deliberate failure on the part of a Participant to perform his employment duties in any material respect, including compliance with the Company’s Code of Conduct or Codes of Ethics for Financial Executives, or (D) before a Change of Control, such other events as shall be determined by the Committee. Before a Change of Control, the Committee shall, unless otherwise provided in an Individual Agreement, have the sole discretion to determine whether “Cause” exists with respect to subclauses (A), (B), (C) or (D) above, and its determination shall be final.

(g)            “Change of Control” of the Company means:

i.        An acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35 percent or more of either (1) the then outstanding Shares (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

ii.       A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to such Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be so considered as a member of the Incumbent Board; or

iii.      The consummation of a reorganization, merger, statutory share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries or other similar transactions (“Corporate Transaction”), in each case unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50 percent of, respectively, the common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the outstanding shares of Common Stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of Directors except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction and (3) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction constitute at least a majority of the Board of Directors of the corporation resulting from such Corporate Transaction; or

iv.       The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(h)            “Code” means the Internal Revenue Code of 1986, as amended from time to time, and corresponding treasury regulations, and administrative decisions including Revenue Rulings and Revenue Procedures.

(i)            “Commission” means the Securities and Exchange Commission or any successor agency.

(j)            “Committee” means the committee described in Article 3 or (unless otherwise stated) its designee pursuant to a delegation by the Committee as contemplated by Section 3.3.

(k)            “Common Stock” shall mean the common stock of the Company, par value $.01 per share.

(l)            “Company” means Tupperware Brands Corporation, a Delaware corporation, or any successor thereto as provided in Article 18 herein.

(m)            “Director” means any individual who is a non-employee member or prospective member of the Board of Directors of the Company.

(n)            “Disability” means the inability of an Employee to perform the material duties of his or her occupation as determined by the Committee.

(o)            “Effective Date” means the date the Plan is approved by the stockholders of the Company.

(p)            “Employee” means any nonunion employee or prospective employee of the Company or of the Company’s Subsidiaries or affiliates. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

(q)            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(r)            “Fair Market Value” means, as of any given date, the value of a Share determined as follows:

(i)        If the Common Stock is listed, quoted or traded on any (1) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market), (2) national market system or (3) automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system on which the Shares are principally listed, quoted or traded for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)        If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)        If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be determined by the Committee in good faith and in accordance with Section 409A of the Code.

(s)            “Freestanding SAR” means a SAR that is granted independently of any Options pursuant to Section 7.1 herein.

(t)            “Good Reason” means the assignment to the Participant of any duties materially inconsistent in any respect with the Participant’s position (including a material negative change regarding the Participant’s status, offices, titles or reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities (but not occurring solely as a result of the Company’s ceasing to be a publicly traded entity) existing immediately prior to the date of the Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; provided, however, “Good Reason” shall not be deemed to exist unless (i) written notice of termination on account thereof is given by the Participant to the Company no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder and (iii) if not cured, the Participant must resign from employment for a Good Reason event or condition within sixty (60) days following the last day of the Company’s cure period. Any good faith determination of “Good Reason” made by the Committee shall be conclusive. The Participant’s mental or physical incapacity following the occurrence of an event described in above clauses shall not affect the Participant’s ability to terminate employment for Good Reason.

(u)            “Incentive Stock Option” or “ISO” means an option to purchase Shares, granted under Article 6 herein, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

(v)            “Insider” shall mean an Employee who is, on the relevant date, an officer, Director, or more than ten percent (10 percent) Beneficial Owner of the Company.

(w)            “Non-Qualified Stock Option” or “NQSO” means an option to purchase Shares, granted under Article 6 herein, which is not an Incentive Stock Option.

(x)            “Option” or “Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(y)            “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

(z)            “Participant” means an Employee or Director of or a consultant to the Company or any of its Subsidiaries or affiliates who has been granted an Award under the Plan.

(aa)            “Performance Award” means an Award granted to a Participant, as described in Article 10 herein, including Performance Units and Performance Shares.

(bb)            “Performance Goals” means the performance goals, if any, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an Award or (ii) during the applicable Restriction Period or Performance Period as a condition to the grant or vesting of the holder’s interest in the Award or the Shares subject to such Award. Performance goals may be based exclusively on the attainment of one or any combination of the following related to all or a portion of the Company’s operations or on an individual basis: specified levels of net income or earnings per share (including earnings per share from continuing operations), operating income, segment profit, revenues, return on operating assets, productivity, compliance, efficiency, return on equity, return on invested capital, stockholder return (measured in terms of stock price appreciation) and/or total stockholder return (measured in terms of stock price appreciation plus cash dividends), achievement of cost control, working capital turns (including related to individual components of working capital, including days outstanding), cash flow, economic value added, total or active sales force growth, stock price of the Company or any other goal selected by the Committee whether or not listed herein. Performance Goals may also include the performance of any individual Participant (other than remaining employed by the Company or a Subsidiary), satisfactory attainment of personal or project based objectives, and/or the attainment of a threshold performance rating under the Company’s performance management program. Such Performance Goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations.

The applicable Performance Goals may be applied on a pre- or post-tax basis, and may be adjusted to include or exclude components of any Performance Goal, including, without limitation: (1) asset write-downs, including but not limited to those related to purchase accounting intangibles and amortization of those intangibles; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs, including but not limited to both costs classified as exit costs and those not classified as such; (5) amounts recorded in connection with pension settlements; (6) acquisitions or divestitures; (7) the disposition of property, plant and equipment outside the ordinary course of business, including casualty losses, and related insurance recoveries; (8) unusual or nonrecurring items; (9) the translation impact of changes or differences in currency exchange rates compared with those used in setting such a Performance Goal; (10) the impact of significant currency devaluation on balance sheet positions in countries accounted for as hyper-inflationary; (11) the non-cash portion of excess tax benefits from share-based payment arrangements; and/or (12) the impact of significant changes in capital structure, including its equity and debt (each, an “Adjustment Event”).

In the sole discretion of the Committee, the Committee may amend or adjust the Performance Goals or other terms and conditions of an outstanding award in recognition of any Adjustment Events. The Performance Goals shall be subject to such other special rules and conditions as the Committee may establish.

(cc)            “Performance Period” means a time period during which Performance Goals established in connection with Performance Awards must be met.

(dd)            “Performance Share” means an Award granted to a Participant, as described in Article 10 herein.

(ee)            “Performance Unit” means an Award granted to a Participant, as described in Article 10 herein.

(ff)            “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(gg)            “Prior Plan” shall mean the Tupperware Brands Corporation 2016 Incentive Plan, the Tupperware Brands Corporation 2010 Plan and each other plan previously maintained by the Company under which equity awards remain outstanding as of the Effective Date.

(hh)            “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

(ii)            “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 9 herein.

(jj)          “Restriction Period” means the period or periods during which the transfer of Shares of Restricted Stock or Restricted Stock Units is limited based on the passage of time and the continuation of service with the Company and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

(kk)          “Share” means a share of Common Stock.

(ll)            “Stock Appreciation Right” or “SAR” means an Award, granted alone (Freestanding SAR) or in connection with a related Option (Tandem SAR), designated as a SAR, pursuant to the terms of Article 7 herein.

(mm)        “Subsidiary” or “Subsidiaries” means any corporation or corporations in which the Company owns directly, or indirectly through Subsidiaries, at least twenty-five percent (25 percent) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least twenty-five percent (25 percent) of the combined equity thereof.

(nn)         “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Section 7.1 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the related Option, the Tandem SAR shall similarly be cancelled).

ARTICLE 3.          Administration

3.1.          The Committee. The Plan shall be administered by the Compensation and Management Development Committee or such other committee of the Board (the “Committee”) as the Board may from time to time designate, which shall be composed solely of not less than two Directors, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded. Notwithstanding the foregoing, the Nominating and Governance Committee of the Board shall administer the Plan with respect to Directors.

3.2.          Authority of the Committee. The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Employees of and to consultants to the Company and its Subsidiaries and affiliates, except that the Nominating and Governance Committee of the Board shall have authority to grant Awards pursuant to the terms of the Plan to Directors.

Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(a)            To select the Employees and consultants to whom Awards may from time to time be granted;

(b)            To determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards or other stock-based awards described in Article 11 or any combination thereof are to be granted hereunder;

(c)            To determine the number of Shares to be covered by each Award granted hereunder;

(d)            To determine (by approving the forms of Award Agreements or otherwise by resolution) the terms and conditions of any Award granted hereunder, including, but not limited to, the Option Price (subject to Section 6.4(a)), the duration, any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary or affiliate), any vesting acceleration or forfeiture waiver regarding any Award and the Shares relating thereto, and the impact on any Award from termination of employment (whether as a consequence of death, Disability, retirement, action by the Company, action by the Participant or Change of Control) of an Employee, or the termination of services of a consultant, based on such factors as the Committee shall determine; provided, however, that no Award shall become exercisable or vested prior to the one-year anniversary of the date of grant; provided, further, that (i) such minimum vesting restriction shall not apply to Awards with respect to the number of Shares which, in the aggregate, does not exceed five percent (5%) of the total number of Shares initially available for Awards under the Plan and (ii) such minimum vesting provision shall not restrict the right of the Committee to provide in an Award Agreement or at any other time for the acceleration or continuation of the vesting or exercisability of an Award upon or after a Change in Control, a termination of employment or otherwise.

(e)            To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals, unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments; and

(f)            To determine to what extent and under what circumstances Shares and other amounts payable with respect to an Award shall be deferred.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), to create sub-plans that may be desirable for limited groups of participants or jurisdictions and to otherwise supervise the administration of the Plan.

3.3.          Action of the Committee. The Committee may, to the fullest extent permitted by law and subject to such limitations and procedures as may be required by law or as the Committee may deem appropriate, delegate some or all of its power and authority under the Plan to the Board or a subcommittee of the Committee or, subject to applicable law, to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease either to be exempt from Section 16(b) of the Exchange Act. To the extent of any such delegation, references in the Plan to the Committee will be deemed to be references to such delegatee. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. The Committee may authorize any one or more of their members or any officer of the Company to execute and deliver documents on behalf of the Committee.

3.4.          Decisions Binding. Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

ARTICLE 4.          Shares Subject to the Plan

4.1.          Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the total number of Shares available for grant under the Plan (“Share Pool”) shall be the sum of (i) 850,000, and (ii) the number of Shares that remain available for issuance under the Prior Plan. All such shares may be granted in connection with Incentive Stock Options. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares. As of the Effective Date, the Company shall cease to grant awards under the Prior Plans.

4.2.          Share Counting. The following rules shall apply for purposes of the determination of the number of Shares available for grant under the Plan:

(a)            The Share Pool shall be reduced by the sum of the aggregate number of Shares which become subject to outstanding Options, outstanding Freestanding SARs, outstanding Restricted Stock Awards, outstanding Restricted Stock Unit Awards, outstanding Performance Awards denominated in Shares and outstanding other stock-based awards specified in Article 11 and which are denominated in Shares. For each SAR which is settled in Shares, the full number of Shares subject to such SAR shall be counted against the Share Pool, rather than the net-settled number of Shares actually issued in such settlement. In addition, if an SAR is granted in connection with an Option and the exercise of the SAR results in the loss of the Option right, the Shares that otherwise would have been issued upon the exercise of such related Option shall not result in a reduction in the Share Pool. Awards that may not be settled in Shares shall not result in a reduction from the Share Pool.

(b)            If, for any reason, any Shares awarded or subject to purchase under the Plan or the Prior Plans are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of an Award, or the termination, expiration or cancellation of an Award, or settlement of any Award in cash rather than Shares, such Shares shall again be available for issuance pursuant to an Award under the Plan and shall be added to the Share Pool, provided that any addition to the Share Pool shall be adjusted by (i) whatever factor or factors were applied to determine the number of Shares originally deducted from the Share Pool or (ii) with respect to awards granted under the Prior Plans, whatever factor or factors were applied to determine the number of Shares originally deducted from the share pool under such Prior Plans. If the Option Exercise Price, purchase price and/or tax withholding obligation under an Award is satisfied by the Company retaining Shares or by the Participant tendering Shares (either by actual delivery or attestation), the number of Shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not again be available for issuance pursuant to an Award under the Plan.

4.3.          Adjustments in Authorized Shares and Prices. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of the Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the Plan, the terms of each outstanding Option and SAR (including the number and class of securities subject to each outstanding Option or SAR and the Option Price or base price per Share) and the terms of each outstanding Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding

Options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

ARTICLE 5.          Eligibility and Participation

5.1.          Eligibility. Persons eligible to be granted Awards under this Plan include all Employees and Directors of and all consultants to the Company or any of its Subsidiaries or affiliates, and all prospective Employees and Directors of and consultants to the Company or any of its Subsidiaries or affiliates, as determined by the Committee, including Employees who are members of the Board. The aggregate value of cash compensation and the grant date fair value of Shares that may be awarded or granted during any fiscal year of the Company to any Director shall not exceed $600,000.

5.2.          Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award, except that the Nominating and Governance Committee of the Board shall have the authority to perform such functions for Directors.

ARTICLE 6.          Stock Options

6.1.          Grant of Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve. The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). Incentive Stock Options may be granted only to employees of the Company and any “subsidiary corporation” (as such term is defined in Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

6.2.          Award Agreement. Stock Options shall be evidenced by Award Agreements, the terms and provisions of which may differ. An Award Agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a Participant in any grant of a Stock Option, determines the number of Shares to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option, or such later date as the Committee designates. The Company shall notify a Participant of any grant of a Stock Option, and a written Award Agreement or agreements shall be duly executed and delivered by the Company to the Participant, and countersigned or otherwise accepted by the Participant as provided in the Award Agreement.

6.3.          Incentive Stock Options. Notwithstanding any other provision of the Plan, no Incentive Stock Option may be granted under the Plan after the 10th anniversary of the date on which the Plan is approved by the Board.

6.4.          Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a)            Stock Option Price. The Option Price per Share purchasable under a Stock Option shall be determined by the Committee and set forth in the Award Agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

(b)            Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

(c)            Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the

Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, or accelerate the exercisability of any Stock Option, based on such factors as the Committee may determine.

(d)            Method of Exercise. Subject to the provisions of this Article 6, Stock Options may be exercised, in whole or in part, at any time during the term of the Stock Option by giving written notice of exercise to the Company specifying the number of whole Shares subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the Option Price by certified or bank check or such other instrument as the Company may accept. Payment, in full or in part, may also be made in the form of delivery of unrestricted Shares already owned by the optionee of the same class as the Shares subject to the Stock Option (based on the Fair Market Value of the Shares on the date the Stock Option is exercised) or by certifying ownership of such Shares by the Participant to the satisfaction of the Company for delivery to the Company as specified by the Committee; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Shares subject to the Stock Option may be authorized only at the time the Stock Option is granted. Payment may also be made in the case of an NQSO only by a “net exercise” arrangement pursuant to which the Company will reduce the shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under a Stock Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations. In the discretion of the Committee and to the extent permitted by applicable law, as set forth in a form of Stock Option agreement or in a resolution of the Committee, payment for any Shares subject to a Stock Option may also (or only) be made pursuant to a “cashless exercise” by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

No Shares shall be issued until full payment therefor, including any related tax obligations, has been made. An optionee shall have all of the rights of a stockholder of the Company holding the class or series of Shares that is subject to such Stock Option (including, if applicable, the right to vote the Shares and the right to receive dividends), when the optionee has given written notice of exercise and has paid in full for such Shares.

ARTICLE 7.          Stock Appreciation Rights

7.1.          Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to an Employee, Director or consultant at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR. In the case of a Non-Qualified Stock Option, Tandem SARs may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, Tandem SARs may be granted only at the time of grant of such Stock Option.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. However, the grant price of a Freestanding SAR shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2.          Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100 percent) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3.          Exercise of Freestanding SARs. Subject to the other provisions of this Article 7, Freestanding SARs may be exercised upon whatever terms and conditions the Committee, at its sole discretion, imposes upon them.

7.4.          SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5.          Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, at its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6.          Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)            The excess of the Fair Market Value of a Share on the date of exercise over the grant price of the SAR; by

(b)            The number of Shares with respect to which the SAR is exercised.

The Award Agreement shall specify whether the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

ARTICLE 8.          Restricted Stock

8.1.          Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Employees, Directors and consultants to whom and the time or times at which grants of Restricted Stock will be awarded, the number of Shares to be awarded to any Participant, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 8.3.

The Committee may, prior to grant, condition the vesting of Restricted Stock upon continued service of the Participant or the achievement of Performance Goals. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

8.2.          Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend indicating that the ownership of the Shares represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Award Agreement relating to the Restricted Stock Award. The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3.          Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(a)            Subject to the provisions of the Plan and the Award Agreement referred to in Section 8.3(d), during the Restricted Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock. Within these limits, the Committee may provide for the lapse of restrictions based upon period of service in installments or otherwise and may accelerate or waive, in whole or in part, restrictions based upon period of service.

(b)            Except as provided in this paragraph (b) and paragraph (a), above, and the Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Shares that is the subject of the Restricted Stock to vote the Shares. Dividends shall be held and shall accrue, subject to the vesting of the underlying Restricted Stock.

(c)            If and when any applicable Restriction Period expires without a prior forfeiture of the Restricted Stock, book-entry registration or unlegended certificates for such Shares, as determined by the Committee, and any accrued but unpaid dividends shall be delivered to the Participant.

(d)            Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

ARTICLE 9.          Restricted Stock Units

9.1.          Nature of Award. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units by delivery of Shares to the Participant or, to the extent provided for in the applicable Award Agreement, by the payment of cash based upon the Fair Market Value of a specified number of Shares. Restricted Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 9.2.

9.2.          Terms and Conditions. The Committee may, in connection with the grant of Restricted Stock Units, designate them as Performance Awards, in which event it shall condition the vesting thereof upon the attainment of Performance Goals. If the Committee does not designate Restricted Stock Units as Performance Awards, it may also condition the vesting thereof upon the attainment of Performance Goals. Regardless of whether Restricted Stock Units are Performance Awards, the Committee may also condition the vesting thereof upon the continued service of the Participant. The applicable Award Agreement shall specify the consequences for the Restricted Stock Units of the Participant’s termination of employment. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or, to the extent permitted by Section 409A of the Code, at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits. Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered until they are settled, except to the extent provided in the applicable Award Agreement in the event of the Participant’s death. The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 21.3 below); provided, however, that any dividend equivalents with respect to Restricted Stock Units shall be subject to the same restrictions as such Restricted Stock Units.

ARTICLE 10.        Performance Awards

10.1.        Grant of Performance Awards. Subject to the terms of the Plan, Performance Awards may be granted either alone or in addition to other Awards granted under the Plan, as determined by the Committee. Such Performance Awards may take the form determined by the Committee, including without limitation, cash, Shares, Performance Units and Performance Shares, or any combination thereof. Performance Awards may be awarded as short-term or long-term incentives. Any dividends or dividend equivalents with respect to Performance Awards shall be subject to the same restrictions as such Performance Awards.

10.2.        Performance Goals.

(a)            The Committee may set Performance Goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the Participants, and may attach to such Performance Awards one or more restrictions, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Performance Share, or restrictions which are necessary or desirable as a result of applicable laws or regulations. Each Performance Award shall be subject to an Award Agreement.

(b)            The Committee shall have the authority to make adjustments to Performance Goals for any outstanding Performance Awards which the Committee deems necessary or desirable unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments.

10.3.        Value of Performance Units/Shares.

(a)            Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(b)            Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

10.4.        Earning of Performance Awards. After the applicable Performance Period has ended, the holder of any Performance Award shall be entitled to receive the payout earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved, except as adjusted pursuant to Section 10.2(b) or as deferred pursuant to Article 13.

10.5.        Timing of Payment of Performance Awards. Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may permit the Participants to elect to defer or the Committee may require the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

ARTICLE 11.        Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) dividend equivalents and convertible debentures, may be granted under the Plan; provided, however, that (i) dividends or dividend equivalents shall not be included in such other Awards which take the form of Stock Options or Stock Appreciation Rights and (ii) any dividend equivalents will be subject to the same vesting conditions as the underlying Award. Subject to the Section 3.2(d) relating to the grant of up to 5% of the Shares available under the Plan as not subject to the minimum vesting provisions included in that section, each Director shall receive a one-time grant of one thousand (1,000) Shares upon serving his or her initial three months as a member of the Board.

ARTICLE 12.        Beneficiary

12.1.        Designation. Each Participant under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successively). Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. Any such designation shall control over any inconsistent testamentary or inter vivos transfer by a Participant, and any benefit of a Participant under the Plan shall pass automatically to a Participant’s Beneficiary pursuant to a proper designation pursuant to this Section 12.1 without administration under any statute or rule of law governing the transfer of property by will, trust, gift or intestacy.

12.2.        Absence of Designation. In the absence of any such designation contemplated by Section 12.1, benefits remaining unpaid at the Participant’s death shall be paid pursuant to the Participant’s will or pursuant to the laws of descent and distribution.

ARTICLE 13.        Deferrals

13.1.        Deferrals. The Committee may determine that the delivery of Shares or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any Award (other than awards of Incentive Stock Options, Non-Qualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

13.2.        Section 409A. Notwithstanding the foregoing, if any deferral permitted by this Plan or an Award Agreement or any distribution of an Award pursuant to the terms of this Plan or an Award Agreement would subject a Participant to tax under Section 409A of the Code, the Company shall modify the Plan or applicable Award Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to an affected Participant. To the extent applicable, it is intended that the Plan and any Awards granted hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants.

ARTICLE 14.        Rights of Participants

14.1.        Employment or Continued Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or status as a consultant or Director at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any of its Subsidiaries or affiliates. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries and affiliates (or between Subsidiaries and affiliates) shall not be deemed a termination of employment. However, subject to Section 409A of the Code, if a Subsidiary or affiliate of the Company ceases to be a Subsidiary or affiliate, any Participant who is no longer employed by or a consultant to the Company or one of its remaining Subsidiaries and affiliates following such event shall be considered to have terminated his or her employment or consultancy, notwithstanding any continued employment or consultancy with such former Subsidiary or affiliate.

14.2.        Participation. No Employee, Director or consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 15.        Change of Control

15.1.        Treatment of Outstanding Awards. In the event of a Change of Control, the successor organization (the “Successor”) may substitute equivalent awards. A substitute equivalent award must (i) have a value at least equal to the value of the Award being substituted; (ii) relate to a publicly-traded equity security of the Successor involved in the Change of Control or another entity that is affiliated with the Company or the Successor following the Change of Control; (iii) be the same type of award as the Award being substituted; and (iv) have other terms and conditions that are not less favorable to the Participant than the terms and conditions of the Award being substituted, in each case, as determined by the Committee (as constituted prior to the Change of Control) in its sole discretion. If an Award is substituted by the Successor and within two (2) years following a Change of Control the Participant (i) is terminated by the Successor (or an affiliate thereof) without Cause or (ii) if the Participant is an executive officer of the Company (who is subject to reporting under Section 16 of the Exchange Act) and resigns for Good Reason, the following rules shall apply to the substituted Awards, unless otherwise specifically provided in the applicable Award Agreement:

(a)            Vesting of Options and SARs. Any and all Options and SARs shall become immediately exercisable as of the termination or resignation.

(b)            Lapse of Restricted Stock and Unit Restrictions that are not Performance-Based. Any restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse. Restricted Stock Units shall be paid in cash or stock at such time as specified in the Award Agreement.

(c)            Vesting, Payment and Achievement of Performance-Based Awards. Performance-based Awards shall vest with respect to each performance measurement tranche completed during the Performance Period prior to the termination or resignation (or, if the Performance Period is not divided into separate performance measurement tranches, proportionately based on the portion of the Performance Period completed prior to such resignation or termination and expressed in terms of the total of completed months out of the total number of months within the Performance Period), with payment to be made, based on actual performance, in cash or stock at such time as specified in the Award Agreement.

(d)            Transfer. A transfer of employment among the Successor and its affiliates shall not, in and of itself, be deemed a termination or resignation of employment.

15.2.        Non-Substituted Awards; Dissolution or Liquidation. In the event of a Change of Control, any outstanding Awards that are not substituted with equivalent awards, by the Successor, or in the case of a dissolution or liquidation of the Company, all Awards shall be subject to the following rules:

(a)            Options and SARs. All Options and SARs shall be fully vested and exercisable and the Committee shall either (1) give a Participant a reasonable opportunity to exercise the Option and SAR before the transaction resulting in the Change of Control or (2) pay the Participant the difference between the exercise price for the Option or SAR and the consideration provided to other similarly situated shareholders in such Change of Control; provided, that if the exercise price of such Option or SAR exceeds the aforementioned consideration provided, then the Option or SAR shall be canceled and terminated without any payment. In either case, such Option or SAR shall be cancelled. The Committee shall not be obligated to treat all Options and SARs subject to this Section 15.2 in the same manner.

(b)            Lapse of Restricted Stock and Unit Restrictions that are not Performance-Based. Any restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse. Restricted Stock Units shall be paid in cash or stock at such time as specified in the Award Agreement.

(c)            Vesting, Payment and Achievement of Performance-Based Awards. Performance-based Awards shall vest with respect to each performance measurement tranche completed during the Performance Period prior to the Change of Control or dissolution or liquidation (or, if the Performance Period is not divided into separate performance measurement tranches, proportionately based on the portion of the Performance Period completed prior to such Change of Control or dissolution or liquidation and expressed in terms of the total of completed months out of the total number of months within the Performance Period), with payment to be made, based on actual performance, in cash or stock at such time as specified in the Award Agreement.

15.3.        Termination, Amendment, and Modifications of Change of Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 15 may not be terminated, amended, or modified in any manner that adversely affects any then-outstanding Award without the prior written consent of the Participant if such action is taken (a) on or after the date of a Change of Control or (b) at the request of a party seeking to effectuate a Change of Control or otherwise in anticipation of a Change of Control.

ARTICLE 16.        Amendment, Modification, and Termination

16.1.        Amendment, Modification, and Termination. Except as specifically provided in Section 15.3, at any time and from time to time, the Board may terminate, amend, or modify the Plan. However, without the approval of the stockholders of the Company, no such amendment or modification may:

(a)            Become effective if stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Common Stock is then traded;

(b)            Increase the total number of Shares which may be issued under this Plan, except as provided in Article 4 hereof;

(c)            Modify the eligibility requirements;

(d)            Materially increase the benefits accruing under the Plan;

(e)            Modify the prohibition on repricing provisions set forth in Section 16.2; or

(f)            Modify the Director compensation limits set forth in Section 5.1.

16.2.        Awards Previously Granted. (a) Notwithstanding the foregoing, prior to a Change of Control, the Committee shall have the right to replace any previously granted Award under the Plan with an Award equal to the value of the replaced Award at the time of replacement, as determined by the Committee in its sole discretion, without obtaining the consent of the Participant holding such Award; provided, however, that notwithstanding the foregoing or the terms of any Award Agreement provision, the Committee shall not modify any Stock Option or SAR without stockholder approval if the effect of such modification would be to (i) reduce an Option Price of a Stock Option or the grant price of an SAR; (ii) cancel a Stock Option or SAR in exchange for other Awards under the Plan; (iii) cancel a Stock Option or SAR in exchange for a Stock Option or SAR with an Option Price or grant price, respectively, that is less than the Option Price or grant price of the cancelled Stock Option or SAR, respectively; or (iv) cancel a Stock Option or SAR in exchange for cash, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 4.3; provided, further, that no such replacement shall deprive the Participant of any rights he or she may have pursuant to Article 15, which shall apply to the replacement Award to the same extent as to the replaced Award.

(b) In the event it is determined that the Company’s previously reported financial results have been misstated due to error, omission, fraud or other misconduct, including a misstatement that leads to a restatement of previously issued financial statements, any previous compensation, including any cash payment, deferral of cash payment, or delivery of common stock of the Company which was made pursuant to any incentive compensation award shall be subject to recovery by the Company as the Committee, in its sole discretion, shall in good faith determine. The Company may recover all or any portion of any award made to any Participant with respect to a fiscal year of the Company when misstated financial information that formed the basis for the award occurs. The maximum amount subject to recovery from a Participant shall be the amount by which the affected award exceeded the amount that would have been payable had the financial information been initially prepared as adjusted to correct for the misstatement, or any lesser amount that the Committee may determine; provided, however, that in the case of a discretionary award, the Committee may make such determination as to the amount of any repayment it deems to have been based upon financial results that would have been adjusted to correct such misstatement, up to the total amount of the discretionary award. The Committee shall also have the power under this Section 16.2(b) to (i) recover from a Participant any Shares delivered in connection with an Award, and/or (ii) cancel an outstanding Award in connection with such an action. Furthermore, in the event that the Company is required to restate its financial statements due to material non-compliance with financial reporting requirements, the Company will recover from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, such excess amounts that the executive officer would not have received under the restated financial statements. This recovery shall be in accordance with New York Stock Exchange listing requirements as may be promulgated from time to time. The Committee may modify this Section 16.2(b) without additional shareholder approval to the extent required to conform to the requirements relating to clawbacks under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by applicable law or New York Stock Exchange listing requirement.

16.3.        Changes in Law and Tax Accounting. Notwithstanding the provisions of Sections 16.1 and 16.2, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

ARTICLE 17.        Withholding

17.1.        Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising under or as a result of this Plan.

17.2.        Share Withholding. With respect to withholding required and/or permitted upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event hereunder, the Committee may require or permit, at its discretion, satisfaction of the withholding requirement, in whole or in part, by having the Company withhold Shares (or by surrendering Shares previously owned or purchased in the open market) having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax, or such other statutorily permissible amount, which could be imposed on the transaction that would not cause the award to be treated as “variable” as defined under U.S. GAAP.

ARTICLE 18.        Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, spin-off, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 19.        Restrictions on Transferability of Awards

Unless otherwise determined by the Committee, no Award shall be transferable (either by sale, pledge, assignment, gift, or other alienation or hypothecation) by a Participant other than by will or by application of the laws of descent and distribution; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8). The Committee may impose such restrictions on any Shares acquired pursuant to the exercise or vesting of an Award under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

ARTICLE 20.        Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

ARTICLE 21.        Miscellaneous

21.1.        Subsidiary Employees. In the case of a grant of an Award to an employee or consultant of any Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee or consultant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled revert to the Company.

21.2.        Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to individuals who are eligible to participate in the plan who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

21.3.        Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 4 for such reinvestment (taking into account then outstanding Awards).

ARTICLE 22.        Legal Construction

22.1.        Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

22.2.        Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

22.3.        Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to comply with this Section 22.3, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares or uncertificated forms of Shares under the Plan prior to fulfillment of all of the following conditions:

(a)            Listing or approval for listing upon notice of issuance, of such Shares on the New York Stock Exchange or such other securities exchange as may at the time be the principal market for the Shares;

(b)            Any registration or other qualification of such Shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(c)            Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

22.4.    Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2, 3 and 4.

1.	Election of Directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

01 Catherine A. Bertini	☐	☐	☐	07 Christopher D. O’Leary	☐	☐	☐

02 Susan M. Cameron	☐	☐	☐	08 Richard T. Riley	☐	☐	☐

Please fold here – Do not separate
03 Kriss Cloninger III	☐	☐	☐	09 Joyce M. Roché	☐	☐	☐

04 Meg Crofton	☐	☐	☐	10 Patricia A. Stitzel	☐	☐	☐

05 E. V. Goings	☐	☐	☐	11 M. Anne Szostak	☐	☐	☐

06 Angel R. Martinez	☐	☐	☐

2.	Advisory Vote to Approve the Company’s Executive Compensation Program	☐ For	☐ Against	☐ Abstain

3.	Proposal to Approve the Tupperware Brands Corporation 2019 Incentive Plan	☐ For	☐ Against	☐ Abstain

4.	Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

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Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 22, 2019

1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT

9300 Jeff Fuqua Boulevard

Orlando, Florida 32827 USA

Tupperware Brands Corporation
14901 S. Orange Blossom Trail
Orlando, Florida 32837 USA	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2019.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1, and “FOR” Items 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Karen M. Sheehan and Madeline Otero, and either of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

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Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/tup Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 21, 2019. Scan code on front for mobile voting.	1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 21, 2019.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.